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EXHIBIT 10.55

    SHARE PURCHASE AGREEMENT
between
(1) THE SEVERAL PERSONS
as Vendors
—and—
(2) FOUR MEDIA COMPANY (UK) LIMITED
as Purchaser

LATHAM & WATKINS
99 Bishopsgate
London EC2M 3XF
Tel: 0207-710 1000

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	SALE AND PURCHASE	10
3.	CONSIDERATION	10
4.	ACCOUNTS AND STATEMENT OF INDEBTEDNESS	13
5.	WAIVERS OF PRE-EMPTION	17
6.	COMPLETION	17
7.	WARRANTIES	17
8.	INDEMNITIES	21
9.	DEBTORS	22
10.	PROTECTION OF GOODWILL	22
11.	ANNOUNCEMENTS	23
12.	FURTHER ASSURANCE	24
13.	ASSIGNMENT	24
14.	ENTIRE AGREEMENT: REMEDIES	24
15.	WAIVER, VARIATION AND RELEASE	25
16.	COSTS AND EXPENSES	25
17.	PAYMENTS	26
18.	NOTICES	26
19.	DEFAULT INTEREST	27
20.	COUNTERPARTS	27
21.	INVALIDITY	27
22.	AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT	27
23.	CONFIDENTIALITY	29
24.	GOVERNING LAW AND JURISDICTION	29
25.	THIRD PARTY RIGHTS	30

i

SCHEDULES
SCHEDULE 1	The Vendors
SCHEDULE 2	Directors of the Company
SCHEDULE 3	Part 1: Properties
Part 2: Leases
Part 3: Inferior Leases
Part 4: Tenancy at Will
SCHEDULE 4	The Company
SCHEDULE 5	Part 1: General Warranties
Part 2: Taxation Warranties
SCHEDULE 6	Completion
Part 1: Documentation
Part 2: Meetings
SCHEDULE 7	Intellectual Property
Part 1: Registered Intellectual Property
Part 2: Material Unregistered Intellectual Property
Part 3: Licences—In
Part 4: Licences—Out
SCHEDULE 8	Estimated Indebtedness
EXHIBIT A	INVOICES
EXHIBIT B	LOAN NOTES

ii

THIS AGREEMENT is made the day of 2000
BETWEEN:
(1)	THE SEVERAL PERSONS whose respective names and addresses are set out in column (1) of Part 1 of Schedule 1 (the "Vendors"); and
(2)
FOUR MEDIA COMPANY (UK) LIMITED, a company incorporated in England and Wales with registered number 3755028, whose registered office is at Film House, 142 Wardour Street, London WIV 3AU (the "Purchaser").
WHEREAS:
(A)
Visiontext Limited (the "Company"), a company registered in England with number 2901884, has at the date of this Agreement an authorised share capital of £500,000 divided into 500,000 Ordinary Shares of £1 each in the capital of the Company, of which 80,000 of the said Ordinary Shares are issued and fully paid and are owned by the Vendors in the amounts shown opposite their respective names in column (2) of Schedule 1.
(B)
The Vendors have agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares in reliance (inter alia) upon the representations, warranties and undertakings in this Agreement, for the Initial Consideration and otherwise upon and subject to the terms and conditions of this Agreement.
WHEREBY IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement the following words and expressions have the meanings set opposite them:
	"Accounting Standards"	statements of standard accounting practice (including financial reporting standards) issued pursuant to section 256, CA 85 by the ASB;
"Accounts"
the audited balance sheet as at the Balance Sheet Date and the audited profit and loss account for the twelve months ended on the Balance Sheet Date of the Company and the notes, reports, statements and other documents which are or would be required by law to be annexed to the Accounts, a copy of which has been initialled by or on behalf of each of the parties for the purpose of identification;
"Adjusted Consideration"
an amount equal to £4,287,700 plus the Cash Balance (as may be stated in the Statement of Indebtedness or otherwise determined in accordance with Clause 4.1) less (i) Indebtedness (as may be stated in the Statement of Indebtedness or otherwise determined in accordance with Clause 4.1) and (ii) the Trade Working Capital Shortfall (as may be stated in the Statement of Indebtedness or otherwise determined in accordance with Clause 4.1);
	"Affiliate"	in relation to any body corporate, any Holding Company or subsidiary undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;
	"Agreement"	this Agreement including its Recitals and the Schedules but not the Tax Deed;

"ASB"	Accounting Standards Board Limited (no. 2526824) or such other body prescribed by the Secretary of State from time to time pursuant to section 256, CA 85;
"Balance Sheet Date"	31 March 2000;
"Business"	the business of the Company at the date hereof;
"Business Day"	a day (other than a Saturday or Sunday) when banks are open for business in London;
"CA 85"	Companies Act 1985;
"CAA"	Capital Allowances Act 1990;
"Capex Increment"
an amount equal to the amount by which the aggregate of the actual capital expenditures (excluding any VAT thereon) for the Post Closing Period exceeds £400,000; in the event that the Capex Increment, as calculated in accordance with the preceding provisions of this definition, is a negative amount, the Capex Increment shall be deemed to equal zero;
"Cash Balance"
the aggregate of the cash book balances of the Company at Completion plus an amount equal to the amounts owed to the Company at Completion by Nimbus Manufacturing (UK) Limited and Fox in relation to invoices, copies of which are attached hereto as Exhibit A respectively (for the avoidance of doubt, there shall be no double counting of any amounts regarding such invoices in determining the Cash Balance);
"Companies Acts"	as defined in section 744, CA 85 together with the Companies Act 1989;
"Completion"	completion of the sale and purchase of the Shares in accordance with this Agreement;
"Confidential Information"	all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:
	(i)	the Company;
	(ii)	any aspect of the Business;
	(iii)	the provisions of this Agreement;
	(iv)	the provisions of the Loan Notes;
	(v)	the provisions of the Tax Deed;
	(vi)	the negotiations relating to this Agreement;
	(vii)	the subject matter of this Agreement; or
	(viii)	the Purchaser's Group;
"Connected Person"	a person connected with any of the Vendors or the Directors (or any former director of the Company) within the meaning of section 839, ICTA 1988;

"Consultant"	The Business Exchange Plc, of 21 John Adam Street, London, WC2N 6JG, and any of its directors, officers, employees or consultants;
"Copyright"
copyright, design rights, topography rights and database rights whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or of any other jurisdiction;
"Customer Copyright"
means Intellectual Property belonging to customers of the Company and which is used by or licensed to the Company in the ordinary course of conducting the Business and any Intellectual Property created or developed on behalf of a customer by the Company in the ordinary course of conducting the Business;
"Directors"	the directors of the Company named in Schedule 2;
"Disclosed"	fairly disclosed by the Disclosure Documents and "Disclosure" shall be construed accordingly;
"Disclosure Documents"
the Disclosure Letter and the two identical bundles of documents collated by or on behalf of the Vendors, the outside covers of each of which have been signed for identification purposes by or on behalf of the Vendors and the Purchaser;
"Disclosure Letter"	the letter described as such of even date herewith addressed by the Vendors to the Purchaser;
"Earnout"
an amount equal to the EBITDA Improvement (if any) multiplied by two (2), less an amount equal to the Capex Increment (if any), except that where the product of such multiplication and subtraction exceeds £1,000,000, the amount of the Earnout shall be deemed to be £1,000,000;
"EBITDA"
earnings before interest, taxes, depreciation, and amortisation, determined in accordance with UK generally accepted accounting principles consistently applied and adjusted by the following: (i) EBITDA shall not include any gain or loss arising from the sale of assets (other than trading assets in the ordinary course of business); and (ii) corporate overhead or management charges incurred by, or allocated to, the Company shall be treated as an expense;
"EBITDA Improvement"	the sum of the amount (if any) by which Post Closing EBITDA exceeds LTM EBITDA;
"Encumbrance"
any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;
"Environment"	as defined in paragraph 9.1 of Schedule 5;
"ERA"	Employment Rights Act 1996;

"Estimated Cash Balance"	the sum of £616,798, being the amount agreed between the Vendors and the Purchaser as being a fair estimate of the Cash Balance;
"Escrow Agent"	the Purchaser's Solicitors and the Vendors' Solicitors jointly;
"Escrow Instructions"	the instructions to the Escrow Agent in the agreed terms;
"Estimated Indebtedness"	the sum of £689,147, being the amount agreed between the Vendors and the Purchaser as being a fair estimate of Indebtedness;
"Estimated Trade Working Capital"	the sum of £375,000, being the amount agreed between the Vendors and the Purchaser as being a fair estimate of Trade Working Capital
"Excess"	an amount equal to the amount (if any) by which the Initial Consideration exceeds the Adjusted Consideration;
"FA"	Finance Act;
"Hardware"	any and all computer, telecommunications and network equipment;
"Holding Company"	a holding company within the meaning ascribed to such expression by sections 736 and 736A, CA 85;
"ICTA 1988"	Income and Corporation Taxes Act 1988;
"Indebtedness"
as of immediately prior to Completion, all indebtedness and obligations, accrued or unaccrued, owed or guaranteed by the Company or which encumbers the Company or any of its assets, including by way of illustration and not as a limitation, bank indebtedness, promissory notes, all conditional sales, hire purchase or lease obligations (however expensed), Indebtedness relating to the Properties, guarantees, indemnities, warranties and bonds. In this Agreement, the Indebtedness shall also include:
(i)
any amounts which arise as a result of the prepayment of any Indebtedness including prepayment penalties under capital leases, conditional sales, hire purchase or finance leases and mortgages or other Encumbrances relating to property;
(ii) amounts the Company is required to pay at the expiration of any lease in order to purchase free of Encumbrances, the property the subject of the lease;
(iii) any amount due or payable to any person in connection with a change of control of the Company, including by way of illustration, any amounts arising under share option or phantom equity plans;

(iv)
the amount of any fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and all documents ancillary hereto or made in contemplation hereof and including, for the avoidance of doubt, any fees, costs and expenses incurred by the Company in connection with and regarding the services of the Consultant;
	(v)	any fees, costs and expenses (including VAT) to be paid by the Purchaser in connection with and regarding the services of the Consultant;
	(vi)	the amount of any loans or other obligations made by the Company to any of its members, including any interest accrued thereon;
(vii)
the amount of all unpaid obligations to employees other workers or consultants of the Company, (including, without limitation, any associated Taxes, any accrued but unpaid bonuses, commissions, profit sharings, remuneration or emoluments of employment, benefits or severance) through the period to and including the date of Completion (the "Payroll Liability"); and
	(viii)	the amount of any unpaid Taxation (excluding VAT) associated with or arising from the operations of the Company through the period to and including the date of Completion (the "Tax Liability").
For the avoidance of doubt, no individual debt constituting Indebtedness shall be counted more than once when calculating Indebtedness;
"Indemnities"	the indemnities given by the Vendors in Clause 8;
"Indemnity Claim"	a claim by the Purchaser under the Indemnities;
"Initial Consideration"
the sum of £3,012,650, being the amount agreed between the Vendors and the Purchaser as being equal to £4,287,700 (i) plus the Estimated Cash Balance (ii) less Estimated Indebtedness (iii) less £202,700, being the Vendors' estimate of the Trade Working Capital Shortfall;
"Intellectual Property"	Patent Rights, Know-How, Copyright (including rights in Software), Trade Marks and IP Materials and any other proprietary rights relating to any of the foregoing;
"Intellectual Property Agreements"	agreements or arrangements relating to the Relevant IP;
"IP Materials"	all documents, records, tapes, discs, diskettes and any other materials whatsoever containing Copyright works, Know-How or Software;

"IT Contracts"
any agreements or arrangements among the Company and any third parties relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by the Company, licences of Software owned or used by the Company and other IT procurement;
"IT Services"
any services relating to the IT Systems or to any other aspect of the Company's data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;
"IT Systems"	Hardware and/or Software and/or embedded systems owned or used by the Company;
"ITA"	Inheritance Tax Act 1984;
"Know-How"
any of the following, whether patentable or unpatentable and whether or not reduced to practice, insofar as they are applicable to the Business: trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; marketing research; unpatented technical and other information including inventions, discoveries, processes and procedures, manufacturing and production processes and techniques, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing, research and development information and copyrightable works; information comprised in Software; together with all common law or statutory rights protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;
"Legal and Beneficial Title"	full and unrestricted legal and beneficial title with the benefit of quiet possession and free from lawful interruption and disturbance;
"Loan Notes"	the loan note in substantially the form attached as Exhibit B which may be issued by the Purchaser to certain of the Vendors pursuant to Clause 3.13;
"Losses"
actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees and any VAT payable in relation to any such matter, circumstance or item except to the extent that the Purchaser obtains credit for such VAT as input tax;
"LTM EBITDA"	the amount of £730,600.00, being the amount agreed between the parties to be regarded as the EBITDA of the Company for the twelve (12) month period ended June 30, 2000;
"Management Accounts"	the management accounts of the Company for the period from 1 April to 31 August 2000 (inclusive);

"Patent Rights"
patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition including any divisions, renewals, continuations, refilings, confirmations-in-part, substitutions, registrations, confirmations, additions, extensions or reissues thereof and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;
"Post Closing EBITDA"	an amount equal to the Company's EBITDA for the Post Closing Period;
"Post Closing Period"	the period comprising the twelve (12) full calendar months commencing 1 July 2000;
"Proceedings"	any proceeding, suit or action arising out of or in connection with this Agreement;
"Properties"	the properties of which short particulars are set out in Schedule 3;
"Purchaser's Accountants"	KPMG of Arlington Business Park, Theale, Reading, RG7 4SD;
"Purchaser's Group"	the Purchaser and its Affiliates;
"Purchaser's Solicitors"	Latham & Watkins of 99 Bishopsgate, London EC2M 3XF;
"Registered Intellectual Property"	the Intellectual Property owned, licensed or exploited by the Company and listed in Part 1 of Schedule 7;
"Relevant IP"	all Registered Intellectual Property and Unregistered Intellectual Property;
"Retention"	the sum of £200,000;
"Retention Escrow Account"	an account to be opened in the joint names of the Purchaser's Solicitors and the Vendors' Solicitors following Completion;
"Shares"	the 80,000 issued Ordinary Shares of £1.00 each in the capital of the Company;
"Software"
any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works and data;
"SSAP"
a statement of standard accounting practice or financial reporting standard in force at the date hereof as issued by the Institute of Chartered Accountants in England and Wales and adopted by the ASB as an Accounting Standard;
"Statement of Estimated Indebtedness"	the statement of Estimated Indebtedness set out in Schedule 8;

"Statement of Indebtedness"	the statement of Indebtedness referred to in Clause 4.1;
"subsidiary"	a subsidiary within the meaning ascribed to such expression by sections 736 and 736A, CA 85;
"subsidiary undertaking"	a subsidiary undertaking within the meaning ascribed to such expression by section 258, CA 85;
"Taxation" or "Tax"
(a) all forms of taxation including any charge, tax, duty, levy, impost, withholding or liability wherever chargeable, imposed for support of national, state, federal, municipal or local government or any other person and whether of the United Kingdom or any other jurisdiction; and
(b) any penalty, fine, surcharge, interest, charges or costs payable to a Taxation Authority in connection with any taxation within (a) above;
"Taxation Authority"	the Inland Revenue, Customs & Excise, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation in the United Kingdom;
"Tax Deed"	the deed in the agreed terms containing certain taxation covenants and indemnities between the Vendors and the Purchaser;
"Taxation Statute"
any directive, statute, enactment, law or regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;
"Tax Warranties"	the warranties set out in Part 2 of Schedule 5;
"TCGA"	Taxation of Chargeable Gains Act 1992;
"TMA"	Taxes Management Act 1970;
"Trade Marks"
tradename, trade or service mark applications or registered tradenames, trade or service marks, registered protected designations of origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered tradenames, trade or service marks, domain names, get-up and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of England or of any other jurisdiction;

"Trade Union"	as defined in section 1, TULRCA;
"Trade Working Capital"
the current assets of the Company at Completion less: (i) the current liabilities (excluding Tax liabilities and excluding accruals for Tax but including VAT and including any accruals for VAT); (ii) any current liabilities included in Indebtedness of the Company at Completion; and (iii) the Cash Balance;
"Trade Working Capital Shortfall"	the amount, if any, by which Trade Working Capital is less than £375,000;
"TULRCA"	Trade Union and Labour Relations (Consolidation) Act 1992;
"TUPE"	Transfer of Undertakings (Protection of Employment) Regulations 1981;
"Unregistered Intellectual Property"	Intellectual Property owned, licensed or exploited by the Company other than Registered Intellectual Property;
"VAT"	value added tax;
"VATA"	Value Added Tax Act 1994;
"Vendors' Accountants"	Farmiloes of Winston Churchill House, Ethel Street, Birmingham B2 4BG;
"Vendors' Solicitors"	Blake Lapthorn of New Court, 1 Barnes Wallis Road, Segensworth, Fareham, Hampshire, PO15 5UA;
"Warranties"	the warranties set out in Schedule 5;
"Warranty Claim"	a claim by the Purchaser in connection with the Warranties; and
"in the agreed terms"	in the form agreed between the Vendors and the Purchaser and signed for the purposes of identification by or on behalf of each party.
1.2	The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.3
Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality. References to the word "include" or "including" are to be construed without limitation.
1.4
References to Recitals, Schedules and Clauses are to recitals and schedules to and clauses of this Agreement unless otherwise specified and references within a Schedule to paragraphs are to paragraphs of that Schedule unless otherwise specified.
1.5
References in this Agreement to any statute, statutory provision or EC Directive include a reference to that statute, statutory provision or EC Directive as amended, extended, consolidated or replaced on or prior to Completion and include any order, regulation, instrument or other subordinate legislation made on or prior to Completion under the relevant statute, statutory provision or EC Directive.
1.6	Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this Agreement.

1.7
References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most closely approximates in that jurisdiction to the English legal term.
1.8	Any reference to "writing" or "written" includes faxes and any non-transitory form of visible reproduction of words.
1.9
Except where indicated in this Agreement to the contrary, any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally.
1.10	Subject to Clause 1.9, references to the Vendors shall include each of them severally.
1.11	References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight.
2.	SALE AND PURCHASE
2.1	Obligation to sell and purchase

Subject to the terms of this Agreement, each of the Vendors shall sell with full title guarantee and free from any Encumbrance, that number of Ordinary Shares set opposite his name in column (2) of Part 1 of Schedule 1 and the Purchaser shall purchase such Shares together with all rights attached or attaching thereto at the date of this Agreement.
2.2	Dividends and distributions

The Purchaser shall be entitled to receive all dividends and distributions paid or made by the Company on or after the date of this Agreement whether declared before, on or after the date of this Agreement.
2.3	Sale of all Shares
The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously pursuant to the terms of this Agreement.
3.	CONSIDERATION
3.1	Consideration
Subject as provided in Clause 4.2 below, the consideration for the Shares shall be an amount equal to the Initial Consideration.
3.2	Entitlement to consideration

Subject as provided in this Clause 3 in relation to the Retention and the Balance (as defined below), the Initial Consideration shall be satisfied by the payment by way of electronic transfer for same day value for the benefit of certain of the Vendors in the proportions set opposite their respective names in columns (3) and (4) of Part 1 of Schedule 1.
3.3	Retention and Escrow Arrangements
Each Vendor shall be deemed to have contributed to the Retention an amount equal to the amount set opposite its name in Column (5) of Part 1 of Schedule 1.
3.4
The Retention shall be paid to the Purchaser's Solicitors on Completion to be paid into the Retention Escrow Account which shall be opened promptly following Completion to be held in accordance with the Escrow Instructions.

3.5	Each party shall ensure that all rights to the Retention Escrow Account remain free from any Encumbrance, set off or counterclaim except as referred to in Clauses 3.6 to 3.13 (inclusive).
3.6
In the event of a Warranty Claim, an Indemnity Claim, a claim under the Tax Deed or for breach by the Vendors of their obligations under Clause 3.13.5 (in any such case, a "Claim") being made or threatened against the Vendors before payment of the Retention or any balance thereof (if any) in accordance with Clause 3.8:
3.6.1
the Purchaser shall give to the Vendors written notice of the Claim (specifying in reasonable detail the matter giving rise to the Claim, the nature of the Claim and the amount claimed), together with an estimate of the amount required to cover its reasonable costs and any interest which may accrue upon any of such (an "Amount Claimed");
	3.6.2	within 30 days starting on the day after receipt of notice of the Claim, the Vendors shall give the Purchaser notice stating:
(a) whether or not they accept liability for the Claim; and
(b) whether or not they accept the Amount Claimed and if they do not accept the Amount Claimed the part of the Amount Claimed they do accept;
3.6.3
if the Vendors fail to give notice in accordance with Clause 3.6.2 the Amount Claimed shall be paid to the Purchaser out of the balance of the money (if any) standing to the credit of the Retention Escrow Account;
3.6.4
subject always to Clause 3.7, if the Vendors accept liability in respect of a Claim but accept part only of the Amount Claimed, that part of the Amount Claimed which is accepted shall be paid to the Purchaser out of the balance of the money (if any) standing to the credit of the Retention Escrow Account; and
3.6.5
if the Vendors accept the Amount Claimed or there is a determination of the amount payable in respect of the Claim by a court of competent jurisdiction, the amount so accepted or determined (in the latter case less any money previously paid under Clause 3.6.4 in respect of the Claim to the extent that this was not taken in to consideration by the court in its determination) shall be paid to the Purchaser out of the balance of the money (if any) standing to the credit of the Retention Escrow Account;
3.7
To the extent that a payment to the Purchaser out of the Retention Escrow Account in respect of a Claim is less than the Amount Claimed it is a payment on account of the amount finally agreed or determined to be payable in respect of the Claim.

3.8
On 1 April 2002 (the "Relevant Date"), the money then standing to the credit of the Retention Escrow Account less the total of the then outstanding Amounts Claimed in respect of which payment has not been made under Clause 3.6 shall be paid to the Vendors' Solicitors for payment to the Vendors in the relevant proportions (the Vendors' Solicitors are irrevocably authorised to receive the same by the Vendors and whose receipt shall be an effective discharge of any obligation of the Purchaser or the Purchaser's Solicitors to pay such sum). After the Relevant Date (but without prejudice to Clause 3.6) to the extent that the money standing to the credit of the Retention Escrow Account from time to time exceeds the total of the then outstanding Amounts Claimed in respect of which payment has not been made under Clause 3.6 that money shall be paid to the Vendors' Solicitors on behalf of the Vendors in the relevant proportions (the Vendors' Solicitors are irrevocably authorised to receive the same by the Vendors and whose receipt shall be an effective discharge of any obligation of the Purchaser or the Purchaser's Solicitors to pay such sum). If a Claim has not been paid, determined or settled by the Relevant Date, the Purchaser shall also provide to the Vendors on such date an opinion of Counsel of at least five years standing that such Claim has a reasonable prospect of success and is not frivolous or vexatious.
3.9
If the Vendors are or the Purchaser is entitled in accordance with Clause 3.6 or Clause 3.8 to any money (if any) standing to the credit of the Retention Escrow Account, the Vendors and the Purchaser shall, within seven days starting on the day after the date the entitlement arises, jointly instruct the Escrow Agent in writing to release the money to the Vendors' Solicitors or the Purchaser as appropriate.
3.10
Interest accruing from time to time on the balance of any Retention money standing on the credit of the Retention Escrow Account shall be added to the balance of the Retention money standing to the credit of the Retention Escrow Account and shall be subject to the provisions of Clauses 3.5 to 3.11 (inclusive).
3.11
The amount of the Retention money in the Retention Escrow Account is not to be regarded as imposing a limit on the amount of a Claim by the Purchaser. The provisions of Clause 3.3 shall not prejudice or affect any other rights or remedies of the Purchaser for the purpose of recovering any amount due to it from the Vendors.
3.12	Reduction in consideration

Any payment made by any of the Vendors in respect of a breach of any Warranties or payment made under the Indemnities or the Tax Deed, or any other payment made pursuant to this Agreement, shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this Agreement.
3.13	Payment of the Balance

The Purchaser shall retain the sum of £1,120,000 of the Initial Consideration (the "Balance"), to be held to its order in the Purchaser's Solicitors' client account in London against the following actions:
3.13.1
The Purchaser shall use all reasonable endeavours to procure consent from the lenders to the Purchaser Group to the issue of the Loan Note to such of the Vendors named thereon ("the Proposed Noteholders").
3.13.2
On such consent being given the Purchaser shall use all reasonable endeavours to procure the issue of a standby letter of credit in an amount not to exceed the US$ equivalent of the face value of the Loan Note on the date of issue and on terms acceptable to the Purchaser and the Proposed Noteholders.

	3.13.3	On 20 November 2000, if the Purchaser shall have before such date
(i) obtained all necessary consents and approvals permitting it to issue the Loan Note to the Proposed Noteholders in the form and amount agreed with the Proposed Noteholders; and
(ii) procured the issuance of a standby letter of credit as described in Clause 3.13.2;

the Purchaser shall issue the Loan Note in an amount equal to the Balance, less any sums as described in Clause 3.13.5, and deliver the same to the Vendors' Solicitors (on behalf of the Proposed Noteholders) together with the standby letter of credit on the terms and in the amount so agreed.
3.13.4
If the Purchaser shall not have satisfied the conditions set forth in Clause 3.13.3(i) and (ii) before 20 November 2000, on such date, the Purchaser shall instruct the Purchaser's Solicitors to pay the Balance (less any sums payable pursuant to Clause 3.13.5) to the Vendors' Solicitors (who have been irrevocably authorised to accept the same and whose receipt shall be good discharge therefor) and any and all obligations of the Purchaser to issue the Loan Note or the standby letter of credit referred to in this Clause 3.13 shall be deemed for all purposes to be satisfied and/or waived.
3.13.5
The Proposed Noteholders shall be responsible for and shall, upon request by the Purchaser, promptly pay all bank fees, costs and expenses incurred or to be incurred by any member of the Purchaser's Group in arranging and maintaining the standby letter of credit referred to in this Clause 3.13 and any successor thereto. By agreement between the Proposed Noteholders and the Purchaser, such fees may be satisfied by reducing the face value of the Loan Note (or by deduction from the interest payable thereon) and to the extent not so covered shall be paid in cash by the Proposed Noteholders.
4.	ACCOUNTS AND STATEMENT OF INDEBTEDNESS
4.1	Preparation of Statement of Indebtedness
4.1.1
Forthwith after Completion, the Purchaser may prepare a statement of Indebtedness and, if so prepared, shall procure that it is delivered to the Vendors for review within 45 days after Completion. If the Purchaser gives the Vendors written notice that it elects not to prepare such a statement, the amount of Indebtedness, Trade Working Capital Shortfall, and the Cash Balance shall be deemed (for the purpose of this Clause 4 only) to equal the amount of the Estimated Indebtedness, estimated Trade Working Capital Shortfall and the Estimated Cash Balance respectively. To the extent that the Purchaser elects to prepare such a statement and elects for such a statement not to include all of the elements set out in Clause 4.1.2 below, any elements not so included shall be deemed to equate to the estimate for such element as used in calculating the Initial Consideration.
4.1.2
The Statement of Indebtedness shall, subject to the last sentence of Clause 4.1.1, consist of: (i) a statement of the Indebtedness of the Company as of immediately prior to Completion (including a statement of the Payroll Liability and the Tax Liability); (ii) a statement of the Trade Working Capital Shortfall; (iii) a statement of the Cash Balance; and (iv) a statement of the Adjusted Consideration calculated therefrom.

4.1.3
Each Vendor shall have the right to review the calculations comprising each element set forth in the Statement of Indebtedness and to have reasonable access (both for itself and for its professional advisers) to the books, records, properties and senior personnel of the Company for the purposes of verifying the accuracy and fairness of such calculations. The Vendors shall work in good faith and co-operate with the Purchaser in their review of such calculations. Unless within 30 days after receipt of the Statement of Indebtedness pursuant to Clause 4.1.1 the Vendors notify the Purchaser in writing of any disagreement or difference of opinion relating to the Statement of Indebtedness, setting forth in reasonable detail the basis for and amount of such disagreement or difference of opinion, the parties shall be deemed to have accepted such Statement of Indebtedness as accurate and as final and binding upon them.
4.1.4
If within the period of 30 days referred to in Clause 4.1.3 the Vendors notify the Purchaser in writing of any disagreement or difference of opinion relating to the Statement of Indebtedness ("Notice of Disagreement") and if they are able to resolve such disagreement or difference of opinion with confirmation of such in writing within 30 days of the Notice of Disagreement, then the Statement of Indebtedness shall be adjusted in accordance with the resolution and the parties shall be deemed to have accepted such adjusted Statement of Indebtedness as accurate and as final and binding upon them.
4.1.5
If the Purchaser and the Vendors are unable to reach agreement within 30 days of the Notice of Disagreement, the matter in dispute (including any dispute regarding the assumptions used by the Vendors and/or the Purchaser in preparing the Estimated Indebtedness or the Statement of Indebtedness respectively) shall be referred to the decision of an independent chartered accountant (the "Independent Accountant") to be appointed (in default of nomination by agreement between the Vendors and the Purchaser) by the President for the time being of the Institute of Chartered Accountants in England and Wales.
4.1.6
The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision shall (in the absence of fraud or manifest error) be final and binding on the Vendors and the Purchaser for all the purposes of this Agreement. The costs of the Independent Accountant shall be apportioned between the Vendors and the Purchaser as the Independent Accountant shall reasonably decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.
	4.1.7	For the purposes of this Clause 4.1, references to the Vendors shall be deemed to be references to the Vendors acting as a majority by number.
4.2	Adjustment of Consideration

In the event that a Statement of Indebtedness is prepared pursuant to Clause 4.1.1, the Initial Consideration shall be adjusted after Completion in accordance with the provisions of this Clause 4.2. In the event that a Statement of Indebtedness is not prepared by the Purchaser, the Initial Consideration shall only be adjusted after Completion in accordance with the provisions of Clauses 4.2.4 to 4.2.9 (inclusive):
4.2.1
Immediately following the date on which the Statement of Indebtedness is agreed, settled or decided by the Independent Accountant pursuant to Clause 4.1.6, if the Initial Consideration is less than the Adjusted Consideration, the Purchaser shall pay to the Vendors the amount of the deficiency.

4.2.2
Immediately following the date on which the Statement of Indebtedness is agreed, settled or decided by the Independent Accountant pursuant to Clause 4.1.6, if the Initial Consideration is greater than the Adjusted Consideration, the Purchaser shall be entitled to and shall deduct the Excess from the Retention. If the amount of the Retention (after deducting an amount equal to the aggregate of any pending Warranty Claims, Indemnity Claims or claims under the Tax Deed), is less than the Excess, the Vendors shall pay to the Purchaser the amount of the difference in immediately available funds.
4.2.3	Any amounts to be paid under Clauses 4.2.1 and 4.2.2 shall:
(a)
be paid within 5 Business Days after the date on which the Statement of Indebtedness has been agreed or settled (whether under Clause 4.1.3, 4.1.4, by virtue of a decision of the Independent Accountant pursuant to Clause 4.1.6 or otherwise) ; and
(b) be paid in accordance with Clause 19;

and in the case of a sum payable to the Vendors, payment shall be made to the Vendors' Solicitors who are irrevocably authorised by the Vendors to receive the same and whose receipt shall be an effective discharge of the Purchaser's obligation to pay such sums and the Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum.
4.2.4
Promptly following the Post Closing Period, the Purchaser shall examine the books and records of the Company in order to calculate the amount of the Earnout and provide written notice of its conclusions to the Vendors (regarding the determination of the amount of the Capex Increment, confirmation of the actual LTM EBITDA and the Post Closing EBITDA)(the "Earnout Statement").
4.2.5
Each Vendor shall have the right to review the calculations regarding the Earnout Statement and have reasonable access (both for itself and its professional advisers) to the books, records, properties and senior personnel of the Company for the purposes of verifying the accuracy and fairness of such calculations. The Vendors shall work in good faith and cooperate with the Purchaser in their review of such calculations. Unless within 30 days after receipt of the Earnout Statement pursuant to Clause 4.2.4 the Vendors notify the Purchaser in writing of any disagreement or difference of opinion relating to the matters set forth in the Earnout Statement, setting forth in reasonable detail the basis for and the amount of such disagreement or difference of opinion, the parties shall be deemed to have accepted the matters set forth in the Earnout Statement.
4.2.6
If within the period of 30 days referred to in Clause 4.2.5 the Vendors notify the Purchaser in writing of any disagreement or difference of opinion relating to the Earnout Statement ("Notice of Difference") and if they are able to resolve such disagreement or difference of opinion within 30 days of the Notice of Difference, then the Earnout Statement shall be adjusted in accordance with the resolution and the parties shall be deemed to have accepted such adjusted numbers as accurate and as final and binding upon them.

4.2.7
If the Purchaser and the Vendors are unable to reach agreement within 30 days of the Notice of Difference, the matter in dispute shall be referred to the decision of the Independent Accountant to be appointed (in default of nomination by agreement between the Vendors and the Purchaser) by the President for the time being of the Institute of Chartered Accountants in England and Wales, and the provisions of Clause 4.1.6 shall apply.
	4.2.8	For the purposes of Clauses 4.2.5, 4.2.6 and 4.2.7, references to Vendors shall be deemed to be references to the Vendors acting as a majority by number.
	4.2.9	Earnout Settlement
(a)
Within 5 Business Days after the date on which the Earnout Statement has been agreed, settled or decided by the Independent Accountant pursuant to Clause 4.2.7 (the "Settlement Date"), such date not to be later than 120 Business Days after the Post Closing Period, the amount of the Earnout (if any) shall be payable by the Purchaser to the Vendors. The Purchaser shall use reasonable efforts to obtain all necessary consents and approvals to enable it to satisfy the Earnout by the issue of further loan notes (on terms substantially the same as the Loan Note, except for the date of issue) to such of the Vendors as elect during the period ending on the Settlement Date to take such further loan notes for the amount of the Earnout in the relevant proportion (as defined in Clause 3) provided that if any Vendor does not so elect (or the Purchaser has not received the necessary consents and approvals to enable it to issue such further loan notes) the Earnout shall be paid by way of electronic transfer for same day value to the Vendors' Solicitors on behalf of the Vendors (the Vendors' Solicitors are irrevocably authorised to receive the same by the Vendors and their receipt shall be an effective discharge of any obligation of the Purchaser to pay such sum).
(b) The Earnout (if any) shall be deemed to be an upward adjustment to the Initial Consideration (as may have already been adjusted in accordance with Clauses 4.2.1, 4.2.2 and 4.2.3 hereof).
(c) The Purchaser shall procure that the obligations of the Purchaser under any further loan notes issued pursuant to Clause 4.2.9(a) will be guaranteed by Liberty Livewire Corporation.
4.2.10
As a performance incentive, in the event that the amount of the Post Closing EBITDA (as agreed, settled, or decided by the Independent Accountant pursuant to Clause 4.2.7) exceeds £1,200,000 the Purchaser may elect to make a discretionary bonus payment to certain of the Company's managers, under such terms, conditions and requirements and in such amounts as may be determined by the Purchaser in its sole discretion.
4.3	Sohonet Limited

In the event that the Company sells all or substantially all of its present shareholding in Sohonet Limited within 12 months of Completion, the Purchaser agrees that it will pay to the Vendors an amount equal to the net purchase price received by the Company therefor in the relevant proportions (as such expression is used in Clause 3), after the deduction of all costs and expenses (including Taxes and any unpaid Indebtedness owed by Sohonet to the Company) directly incurred by the Company and the Purchaser (including their reasonable legal costs and expenses) in relation thereto (the "Sohonet Amount"). The parties agree to use their respective reasonable endeavours to ensure that any payment of the Sohonet Amount is effected in as Tax efficient manner for the Company as is reasonably practicable.

5.	WAIVERS OF PRE-EMPTION
Each of the Vendors hereby waives all rights of pre-emption or other rights over any of the Shares conferred on him either by the articles of association of the Company or in any other way.
6.	COMPLETION
6.1	Time and location
Completion shall take place at the London offices of the Purchaser's Solicitors immediately following signature of this Agreement by the parties hereto.
6.2	Vendors' obligations
At Completion:
	6.2.1	the Vendors shall deliver to the Purchaser each of the documents listed in Part 1 of Schedule 6; and
6.2.2
the Vendors shall procure that all necessary steps are taken properly to effect the matters listed in Part 2 of Schedule 6 at a board meeting of the Company and shall deliver to the Purchaser duly signed minutes of such board meeting.
6.3	Purchaser's obligations
Subject to the Vendors complying with their obligations under Clause 6.2 the Purchaser shall at Completion:
6.3.1
satisfy the payment of the Initial Consideration less the Retention and the Balance by procuring payment by way of electronic transfer for same day value to the Vendors' Solicitors who are irrevocably authorised to receive the same by the relevant Vendors and whose receipt shall be an effective discharge of the Purchaser's obligation to pay such sum and the Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum;
	6.3.2	deliver to the Vendors a duly completed copy of the Escrow Instructions;
	6.3.3	pay or procure the payment by way of electronic transfer of the Retention to the Retention Escrow Account pursuant to Clause 3.4; and
	6.3.4	deliver to the Vendors a counterpart Tax Deed duly executed by the Purchaser.
6.4	Company records

Upon Completion the Vendors shall, and shall use their reasonable endeavours to procure that any other person shall, without delay send to the Purchaser at 1st Floor, 142 Wardour Street, London W1V 3AU, all records, correspondence, documents, files, memoranda and other papers relating to the Company or the Business not kept at the Properties.
7.	WARRANTIES
7.1	Extent of Warranties
In consideration of the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement, each Vendor hereby jointly and severally:
7.1.1
in relation to the Company, warrants and represents to the Purchaser contracting for itself and for any successor in title to the Shares or to part or all of the Business in the terms set out in Schedule 5; and

7.1.2
without restricting the rights of the Purchaser or any successor in title to the Shares or their ability to claim damages on any basis available to them in the event of any breach of any of the Warranties, undertakes to the Purchaser contracting as aforesaid that the Vendors will pay to the Purchaser or such successors:
(a) the full amount of any shortfall or diminution in the value of any assets of the Company or of the Business; and
(b) all reasonable costs, expenses and disbursements suffered or incurred by the Purchaser, the Company or any such successor as a result of or in relation to any breach of any of the Warranties,

provided that any amount so payable shall be increased so as to ensure that the net amount received by the Purchaser or any such successor shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation.
7.2	Warranties
7.2.1
Each of the Warranties is given subject only to the matters Disclosed and to any matter expressly provided for under this Agreement but is otherwise subject to no qualification whatsoever. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of this Clause unless the same is expressly referred to in the Disclosure Letter.
7.2.2
Subject to Clause 7.11, the aggregate liability of the Vendors in respect of all or any claims pursuant to the Warranties and the Tax Deed shall not exceed a sum equal to the amount of the Initial Consideration as adjusted in accordance with Clause 4.
	7.2.3	The Vendors shall not be liable in respect of any claim for breach of any of the Warranties unless:
(a) the amount that would otherwise be recoverable from the Vendors in respect of an individual claim exceeds £10,000; and
(b)
the aggregate amount of all such claims (subject to sub-clause 7.2.3(a)) exceeds £100,000 but so that the Vendors shall, subject to Clause 7.2.2, be liable for the whole of such aggregate amount (notwithstanding sub-clause 7.2.3 (a), including any individual claims not exceeding £10,000) and not merely for the excess.
7.2.4
Subject to Clause 7.11, no claim in respect of a breach of any Warranty set out in Part 1 of Schedule 5 may be made unless written notice of the claim (giving reasonable details) has been given by or on behalf of the Purchaser to the relevant Vendors on or before the second anniversary of the date of this Agreement. If the Purchaser becomes aware of any matter which might reasonably give rise to a claim for breach of the Warranties, the Purchaser shall give the Vendors reasonable notice of the matter, including reasonable details regarding such matter, and shall consult with the Vendors in respect thereof.
	7.2.5	The Purchaser confirms that in entering into and completing this Agreement it has not relied on any warranty, representation or undertaking of any person except for the Warranties.

7.3	General Exclusions of Liability
	7.3.1	The Vendors shall have no liability whatsoever in respect of a claim for breach of the Warranties if, but only to the extent that:
(a)
the claim arises or is increased as a result of the passing or coming into force of, or any change in, after the date of this Agreement, any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Taxation or any imposition of Taxation, in any such case not actually in force at the date of Completion;
(b)
the claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable, provided that the period during which a claim must be brought set forth in Clause 7.2.4 shall be deemed to be extended until 3 months such after liability has become due and payable;
(c)
such claim arose by virtue of any change in the accounting or Taxation policy of the Company including the method of submission of Taxation returns, or of valuing assets, introduced or having effect after Completion;
		(d)	such claim relates to a liability for Taxation which would not have arisen but for any winding up of or cessation after the date of Completion of any trade or business carried on by the Company; or
		(e)	to the extent that the liability of the Vendors to the Purchaser hereunder for any breach of the Warranties is increased solely as a direct result any actions taken by the Purchaser after Completion.
	7.3.2	In relation to claims under Part 2 of Schedule 5, the provisions of Clause 3 of the Tax Deed shall apply.
7.4	No Liability if Loss is Otherwise Compensated
	7.4.1	The Purchaser shall not be entitled to recover from the Vendors more than once in respect of the same claim.
7.4.2
Nothing in this Clause 7 shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any claim.
7.5	Recovery from third parties
7.5.1
The Vendors shall not be liable for any claims under the Warranties to the extent that the Purchaser has or the Company has actually recovered any amounts in respect of the Claim from any third party, including under any insurance policy (provided that the Purchaser shall be under an obligation to mitigate in accordance with Clause 7.4.2 and that this shall not be construed so as to limit any right of subrogation of any insurer). Any reduction in liability for claims hereunder shall be net of all reasonable costs and expenses properly incurred in connection with such claim and the Vendors will indemnify the Purchasers against any increases in insurance premiums payable as a result of such claim.

7.5.2
If the Vendors pay to the Purchaser an amount in respect of a claim for breach of the Warranties and the Purchaser subsequently receives from a third party an amount regarding the matter giving rise to such claim and the total amount received by the Purchaser from the Vendors and the third party together exceeds the loss suffered by the Purchaser or the Company in respect of the claim the Purchaser shall promptly pay the Vendors' Solicitors (on behalf of the Vendors) an amount equal to the excess over the loss suffered in respect of the claim, less all reasonable costs and expenses the Purchaser and the Company may have incurred relating to the recovery of and payment of such amount by the third party, and less any applicable Tax.
7.6	Obligation of Vendors

Where any of the Warranties is made or given "so far as the Vendors are aware" or "to the best knowledge of the Vendors" or any phrase having similar meaning, such Warranty shall be deemed to be given to the best of the knowledge, information and belief of each of the Vendors after making due and careful enquiries of each other and the knowledge, information and belief of any one of the Vendors shall be imputed to the remaining Vendors.
7.7	Investigation by Purchaser
7.7.1
Except for any breach of the Warranties giving rise to a claim of which Ms. Josephine Navarro is shown to be actually aware at the date of this Agreement, none of the Warranties shall be deemed in any way modified or discharged by reason of any investigation or enquiry made by or on behalf of the Purchaser nor shall such investigation or enquiry prejudice any claim which the Purchaser may be entitled to bring or operate to reduce any amount recoverable by the Purchaser under this Agreement.
	7.7.2	The Purchaser confirms that, on the date of this Agreement, Ms. Josephine Navarro is not actually aware of any breach of the Warranties.
7.8	Information supplied by the Company

Any information supplied by or on behalf of the Company (or by any officer, employee or agent of the Company) to the Vendors or their advisers in connection with the Warranties or the Indemnities shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Vendors and the Vendors hereby undertake to the Purchaser to waive any and all claims which they might otherwise have against the Company or against any officer, employee or agent of the Company in respect of such claims but so that this shall not preclude any Vendor from claiming against any other Vendor under any right of contribution or indemnity to which he may be entitled.
7.9	Separate and independent warranties

Each of the Warranties set out in the separate paragraphs of Schedule 5 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement or the Tax Deed.
7.10	Reliance
The Purchaser has entered into this Agreement upon the basis of and in reliance upon the
Warranties and the Indemnities.

7.11	Exclusions from Limitations
Notwithstanding any other provision of this Agreement, the provisions of Clause 7.2 through 7.5 shall not apply to any claim:
7.11.1
made against the Vendors in the case of any fraud, dishonesty, wilful non-disclosure, wilful misstatement or omission by or on behalf of all or any of the Vendors arising in respect of such claim provided that each Vendor shall be solely responsible for his own fraudulent, dishonest acts or omissions or wilful non-disclosure or wilful misstatements or omissions;
	7.11.2	made under the Warranties set out in paragraphs 1.2, 1.3 and 1.5.1 of Part 1 of Schedule 5; or
	7.11.3	made under the Indemnities.
7.12
The Purchaser shall not be entitled to rescind this Agreement at any time after Completion and the sole remedy which the Purchaser may seek after that date in respect of any breach of the Warranties or any other breach or otherwise under or in respect of this Agreement is a claim or action for damages subject to the provisions of this Agreement.
8.	INDEMNITIES
8.1	Indemnities

The Vendors undertake to indemnify and keep the Purchaser indemnified (contracting for itself and as trustee for its officers, directors, agents and employees and any successor in title to the Shares or to part or all of the Business) from and against and in respect of all Losses which may be suffered or incurred by the Purchaser, its officers, directors, agents, employees or successors in title or the Company arising directly or indirectly out of or in connection with:
	8.1.1	any breach of the Warranties set forth in paragraphs 1.2, 1.3 and 1.5.1 of Part 1 of Schedule 5;
	8.1.2	any claim by any person claiming to be entitled to any option, shares or any interest in the Company granted prior to Completion;
	8.1.3	any grants or awards made prior to Completion to the Company by any governmental or quasi governmental body, including the Department of Trade & Industry, becoming repayable following Completion;
8.1.4
the sale by the Company of its shares in Sohonet Limited in accordance with Clause 4.3 hereof (including any representations, warranties, indemnities, covenants or other provisions or obligations in any sale agreement or other documentation executed by the Company in relation to such sale);
8.1.5
any additional benefits, payments or emoluments being due by the Company to any person relating to the period prior to Completion (including, for the avoidance of doubt, any Taxation Authority) by virtue of any person treated by the Company as a consultant, freelancer, agency worker or other worker (other than an employee) respectively being found to be an employee of the Company; and
8.1.6
any rights in any Intellectual Property that any consultant, freelancer, agency worker, employee or other person employed by the Company may have in any Intellectual Property arising out of such engagement prior to Completion, and any payments (including, for the avoidance of doubt, fees and royalties) which the Company may pay in relation to such Intellectual Property.

8.2
In relation to the indemnity given by the Vendors in Clause 8.1.3, the Purchaser agrees and undertakes that it will not in the period after Completion cause the Company to take any actions inconsistent with the Company's actions in the period following receipt of any such grant or award to which Clause 8.1.3 may apply up to and including Completion to the extent notified to the Purchaser in writing prior to Completion.
8.3	Application of Clauses 7.2.1 to 7.2.6 (inclusive)
For the avoidance of doubt the provisions of Clause 7.2.1 to 7.2.6 inclusive shall not apply to this Clause 8.
9.	DEBTORS
If the Company does not, within six months following Completion, collect in full any debt owed to the Company in existence at Completion because:
9.1	despite its reasonable endeavours it has been unable to do so in the ordinary course of business; or
9.2	the debtor has gone into liquidation (within the meaning of section 247 of the Insolvency Act 1986),

the Vendors will, immediately on demand by the Purchaser, pay to the Purchaser the full amount of the uncollected debt (except to the extent that such debt was written off and such write off was included in the Statement of Indebtedness and reflected in the Adjusted Consideration).
10.	PROTECTION OF GOODWILL
10.1	Covenants

As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Company and as a constituent part of the sale of the Shares, each of the Vendors hereby undertakes to the Purchaser (contracting for itself and on behalf of the Company and for any successor in title to the Shares or to part or all of the Business) that (except as directors or employees of the Company or with the written consent of the Purchaser) they shall not whether on their own behalf or with or on behalf of any person and whether directly or indirectly by any person or business controlled by them or any Connected Person:
10.1.1
in the period from Completion to the third anniversary thereof carry on or be employed, engaged, concerned, interested or in any way assist within the United Kingdom in any business which may in any way be in competition with all or part of the Business provided that nothing in this Clause 10.1.1 shall prevent any individual Vendor from holding for investment purposes only any units of an authorised unit trust and/or not more than five per cent. (5%) of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in the Financial Services Act 1986);
10.1.2
in the period from Completion to the third anniversary thereof, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer of the Company;

10.1.3
in the period from Completion to the third anniversary thereof, interfere or seek to interfere or take such steps as may interfere with supplies to the Company from any suppliers who shall have been supplying goods or services to the Company for use in connection with the Business at any time during the period of 12 months prior to the date of Completion;
10.1.4
in the period from Completion to the third anniversary thereof, offer employment to or employ or offer to conclude any contract of services with any employee of the Company employed by the Company as at the date of Completion, or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employee to terminate their employment with the Company;
10.1.5
at any time after Completion use as a trade or business name or mark or carry on a business under a title containing the word "Visiontext" or any other word or words which is or are deliberately calculated to resemble the same; or
10.1.6
at any time after Completion disclose to any person whatsoever or use to the detriment of the Company or otherwise make use of, or through any failure to exercise all due care and diligence cause any unauthorised use of, any Confidential Information including Know-How relating or belonging to the Company or in respect of which the Company is bound by an obligation of confidence to a third party save as required by the UK Listing Authority, London Stock Exchange plc or by law or by any court of competent jurisdiction.
Each undertaking contained in this Clause 10.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.
10.2	Severability of covenants

Whilst the undertakings in sub-Clause 10.1 are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted or the period thereof reduced or the range of activities or area covered thereby reduced in scope, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective.
10.3	Information in the public domain
The restriction contained in Clause 10.1.6 shall not extend to any confidential or secret information which may come into the public domain otherwise than through the default of any of the Vendors.
11.	ANNOUNCEMENTS
11.1	Restrictions on announcements

No announcement shall be made by the Vendors in respect of the subject matter of this Agreement, except as specifically agreed between the parties unless an announcement is required by law or any applicable regulatory authority to which any of the Vendors are subject where such requirement has the force of law.

12.	FURTHER ASSURANCE
12.1	Further assurance

The Vendors shall from time to time on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement, the various parties to this Agreement bearing their own costs and expenses in this regard.
13.	ASSIGNMENT
13.1	Limited assignment

This Agreement is personal to the parties and neither it nor any of the benefits arising under it may be assigned by any Vendor or the Purchaser without the prior written consent of, in the Purchaser's case, the Vendors acting by a majority in number thereof, and in the case of any Vendor, the Purchaser, and no party shall otherwise purport to assign or transfer the same, provided always that this Agreement and the benefits arising under it may be assigned by the Purchaser to any member of the Purchaser's Group provided further that in the event of such undertaking ceasing to be a member of the Purchaser's Group this Agreement shall be deemed to be transferred immediately before such cessation to any other member of the Purchaser's Group immediately by the Purchaser for that purpose.
13.2	Successors in title

Subject to sub-Clause 13.1, this Agreement shall be binding upon and inure for the benefit of the personal representatives and assigns and successors in title of each of the parties and references to the parties shall be construed accordingly.
14.	ENTIRE AGREEMENT: REMEDIES
14.1	Entire agreement

This Agreement together with the Tax Deed any other documents referred to herein or therein constitutes the whole and only agreement between the parties relating to the subject matter hereof and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing between the parties, in connection with the subject matter hereof.
14.2	Remedies

Subject always to the limitations on liability contained in Clause 7, the rights of the Purchaser under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.
14.3	Non-exclusion of fraud
Nothing in this Agreement, the Tax Deed or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

15.	WAIVER, VARIATION AND RELEASE
15.1	No waiver by omission, delay or partial exercise

No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.
15.2	Specific waivers to be in writing

Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.
15.3	Variations to be in writing
No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.
15.4	Non-release of all Vendors

Any liability to the Purchaser under this Agreement or under the Tax Deed (when executed) may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Vendors under such liability without in any way prejudicing or affecting its rights against any other or others of the Vendors under the same or like liability, whether joint or several or otherwise.
16.	COSTS AND EXPENSES
16.1	Payment of costs

Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction envisaged herein.
16.2	Company to pay no costs

For the avoidance of doubt, the Company shall not pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution and carrying into effect of this Agreement.
16.3	For the avoidance of doubt, the Purchaser shall, upon Completion, pay the Consultant £
297,789.65 in full and final satisfaction of his fees, costs and expenses.

17.	PAYMENTS

All payments to be made by the Vendors under this Agreement and/or the Tax Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the Vendors will simultaneously pay to the Purchaser such additional amounts as will result in the receipt by the Purchaser of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required. The Purchaser shall (without prejudice to its rights hereunder) be entitled to set off against any amounts otherwise payable by the Purchaser to the Vendors any amount due by the Vendors to the Purchaser under, or by reason of any breach of the terms of this Agreement, or due by the Vendors to the Purchaser under the Tax Deed, and the amount so set off shall pro tanto satisfy the liability concerned.
18.	NOTICES
18.1	Form of notices

communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be delivered by hand, facsimile transmission or sent by First Class pre-paid recorded delivery post (airmail if overseas). Delivery by courier shall be regarded as delivery by hand.
18.2	Address and facsimile

Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the other party in accordance with this Clause. Each communication shall be marked for the attention of the relevant person.
If to the Purchaser, addressed to the Purchaser:
c/o Liberty Livewire Corporation 520 Broadway Blvd., Fifth Floor Santa Monica CA 90401 USA
Attention: William Niles Facsimile: (+1 310) 434 7002
with a copy (which shall not constitute notice) to:
Latham & Watkins 99 Bishopsgate, Eleventh Floor London EC2M 3XF
Attention: Michael Bond Facsimile: +44 20 7374 4460
If to the Vendors, addressed to:
Stephen Clayton Springfield House, Spring Lane Swanmore, Hants SO32 2PT

with a copy (which shall not constitute notice) to:
Blake Lapthorn New Court 1 Barnes Wallis Road Segensworth Fareham Hampshire PO15 5US
Attention: Mark Shepherd Facsimile: +44 1489 579126
18.3	Deemed time of service
A communication shall be deemed to have been served:
	18.3.1	if delivered by hand at the address referred to in Clause 18.2, at the time of delivery;
	18.3.2	if sent by facsimile to the number referred to in Clause 18.2, at the time of completion of transmission by the sender;
	18.3.3	if sent by pre-paid recorded delivery post (other than airmail) two days; and
	18.3.4	if sent by airmail, six days after posting.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Clause, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.
18.4	Proof of service
In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the facsimile was despatched and a confirmatory transmission report received.
18.5	Change of details

A party may notify the other parties to this Agreement of a change to its name, relevant person, address or facsimile number for the purposes of sub-Clause 18.1 Provided that such notification shall only be effective on:
	18.5.1	the date specified in the notification as the date on which the change is to take place; or
18.5.2
if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.
18.6	Notice to or by Vendors

Notice given to Stephen Clayton, Ronald Eagle, Michael Farrell and Graham Papworth in accordance with this Clause 18 shall be deemed to be notice to all of the Vendors respectively. Any notice to be given by the Vendors shall be sufficiently given on behalf of them all by at least (but no less than) a majority in number thereof and the rights of the Vendors shall be sufficiently exercised or waived on behalf of them respectively if exercised or waived by at least
(but no less than) a majority in number thereof.

18.7	Non-applicability to Proceedings

For the avoidance of doubt, the parties agree that the provisions of this Clause 18 shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings. The Vendors hereby appoint the Vendors' Solicitors as their agent for service of process at its address specified in Clause 1.1 or such other address as it may notify to the Purchaser from time to time.
19.	DEFAULT INTEREST
19.1	Interest on late paymentd

If a party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (the "defaulting party"), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) in accordance with this Clause.
19.2	Amount
The defaulting party shall pay interest at the rate which is the aggregate of 2% per annum and the base rate from time to time of Barclays Bank Plc.
19.3	Basis of payment
Interest under this Clause shall accrue from day to day and shall be paid by the defaulting party in arrears.
20.	COUNTERPARTS
20.1	Execution in counterparts
This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.
20.2	One agreement
Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.
21.	INVALIDITY

Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
22.	AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT
This Agreement together with the Tax Deed shall, to the extent that they remain to be performed, continue in full force and effect notwithstanding Completion.

23.	CONFIDENTIALITY
23.1	Prohibition on disclosure

Each of the Vendors hereby undertakes with the Purchaser that it shall both during and after the term of this Agreement preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes Confidential Information except:
	23.1.1	in the circumstances set out in Clause 23.2 below;
	23.1.2	to the extent otherwise expressly permitted by this Agreement; or
	23.1.3	with the prior consent in writing of the party to whose affairs such Confidential Information relates.
23.2	Permitted disclosures
The circumstances referred to in Clause 23.1.1 above are:
	23.2.1	where the Confidential Information, before it is furnished to any of the Vendors, is in the public domain;
23.2.2
where the Confidential Information, after it is furnished to any of the Vendors, enters the public domain otherwise than as a result of (i) a breach by any of the Vendors of its obligations in this Clause 23 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and any of the Vendors is aware of such breach;
	23.2.3	if and to the extent the Vendors make disclosure of the Confidential Information to any person:
(a) in compliance with any requirement of law; or
(b) in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities;
provided that any such information disclosable pursuant to paragraphs (a) or (b) of Clause 23.2.3 shall be disclosed only to the extent required by law and only after consultation with the Purchaser.
23.3	No time limit
The restrictions contained in this Clause shall continue to apply after Completion without limit in time.
24.	GOVERNING LAW AND JURISDICTION
24.1	English law
This Agreement shall be governed by and construed in accordance with English law.
24.2	Courts of England and Wales

The parties to this Agreement irrevocably agree that, for the exclusive benefit of the Purchaser, the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

25.	THIRD PARTY RIGHTS
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first before written

SCHEDULE 1

The Vendors

(1)	(2)		(3)	(4)	(5)
Name and Address	Number and class of shares held		Entitlement to cash consideration	Entitlement to Loan Note (subject to Clause 3.13)	Retention contribution amount
Stephen John Clayton Springfield House Spring Lane Swanmore Hants SO32 2PT	Ordinary Shares	17,600	162,782	500,000	44,000
Ronald Arthur Eagle 18 Oakhill Drive Welwyn Herts AL6 9NW	Ordinary Shares	17,600	602,783	60,000	44,000
Michael Henry Farrell 108 Blackheath Hill London SE10 8AG	Ordinary Shares	8,800	51,392	280,000	22,000
Diane Ellen Buck 108 Blackheath Hill London SE10 8AG	Ordinary Shares	8,800	51,392	280,000	22,000
Graham Charles Papworth 5 West Pallant Chichester West Sussex PO19 1TD	Ordinary Shares	13,200	497,086	Nil	33,000
Sybil Ellen Papworth 5 West Pallant Chichester West Sussex PO19 1TD	Ordinary Shares	4,000	150,633	Nil	10,000
Edmund Charles Papworth 50 Queen's Gardens London W2 3AA	Ordinary Shares	4,000	150,633	Nil	10,000

Lucinda Jane Papworth Apartment 832 The Archive 666 Greenwich Street New York NY 10014 USA	Ordinary Shares	4,000	150,633	Nil	10,000
Martin Hartas Armitage Corner Cottage Glebe Road Fernhurst Haselmere Surrey GU27 3EH	Ordinary Shares	2,000	75,316	Nil	5,000

			1,892,650	1,120,000	200,000

SCHEDULE 2

Directors of the Company

Name of Director

Stephen John Clayton

Ronald Arthur Eagle

Michael Henry Farrell

Graham Charles Papworth

SCHEDULE 3

Part 1

Leases

(1)	(2)	(3)	(4)	(5)
Property	Date	Term	Parties	Current yearly rent
		[NONE]
Part 2 Inferior leases
(1)	(2)	(3)	(4)	(5)
Property	Date	Term	Parties	Current yearly rent
		[NONE]
Part 3 Tenancy at Will
(1)	(2)	(3)	(4)
Property	Date	Parties	Current yearly rent
		[NONE]
Part 4 Licenses
(1)	(2)	(3)	(4)	(5)
Property	Date	Term	Parties	Current yearly rent
Rooms 15, 17, 18, 19 and all 2nd Floor rooms and Room 34/35, CameoHouse, Bear Street, London WC2H 7AS	11th April 2000	11th April 2000 19th November 2000	Paul Raymond Organisation Limited and Visiontext Limited	£13,727.92
Office No. 29, 4th Floor, 50/52 Regent Street, W1	1st September 2000	1st September 2000- 30th November 2000	CountryMark House Limited and Visiontext Limited	£1,960.00 + VAT

SCHEDULE 4

The Company

Name, number and registered office of Company	Date of incorporation	Share capital Authorised	Share capital Issued	Held by
Visiontext Limited Registered office: Cameo House, 11 Bear Street London WC2H 7AS	23.02.94	£500,000	£80,000	Ordinary Shares
Stephen John Clayton
Ronald Arthur Eagle
Michael Henry Farrell
Diane Ellen Buck
Graham Charles Papworth
Sybil Ellen Papworth
Edmund Charles Papworth
Lucinda Jane Papworth
Martin Hartas Armitage

SCHEDULE 5
Part 1
General Warranties

1.	PRELIMINARY
1.1	Information

The facts set out in the Agreement are true and accurate and not misleading and all information relating to the Company's participation in any joint ventures, partnerships and associations has been disclosed. All information contained in the Disclosure Documents and the information in the Visiontext Limited Information Pack provided by the Consultant was when given (unless the same has been subsequently corrected) and is now true and accurate and not misleading in all respects. The budgeted capital expenditure set forth in Schedule 8 and, so far as any other information contained in the Disclosure Documents amounts to a forecast or an expression of opinion, intention or expectation, such budget, forecast, opinion, intention or expectation is, to the best of the Vendors' knowledge, fair and honest and made on reasonable grounds.
1.2	Power to contract
1.2.1
Each Vendor has full power and authority to enter into and perform this Agreement and the Tax Deed and the transactions contemplated hereby and this Agreement and the Tax Deed constitute legally binding obligations of each Vendor, enforceable in accordance with their terms.
1.2.2
Each Vendor is the legal and beneficial owner of, and is entitled to sell and transfer to the Purchaser with full title guarantee free of Encumbrances, the Shares set forth against its name in Schedule 1.
1.3	The Company
The share details of the Company set out in the recitals and Schedule 4 are true and complete and constitute the whole of the issued share capital of the Company.
1.4	Memorandum and Articles of Association

The copy of the memorandum and articles of association of the Company delivered to the Purchaser by or on behalf of the Vendors is accurate, complete and has attached to it a copy of every resolution or agreement required by the Companies Acts (or equivalent legislation in the relevant jurisdiction) to be so attached.
1.5	Share capital
1.5.1
The Shares are fully paid. There is no Encumbrance or any form of agreement (including conversion rights of pre-emption) on, over or affecting any issued or unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing. No claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing.

	1.5.2	The Company has not at any time:
(a)
repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or
(b)
directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company, any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition whether pursuant to sections 155 and 156, CA 85 or otherwise.
2.	INSOLVENCY

The Company has not stopped payment and is not insolvent nor unable to pay its debts according to section 123, Insolvency Act 1986. No order has ever been made or petition presented nor has any resolution been passed for the winding up of the Company and no distress, execution or other process has ever been levied on any of its assets. No administrative or other receiver has been appointed by any person over the Business or assets of the Company or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of the Company.
3.	CONNECTED BUSINESS
3.1	Subsidiaries
The Company does not have, and has never had, any subsidiary or subsidiary undertaking.
3.2	Connected transactions
The Company:
3.2.1
is not and has not agreed to become the holder or other owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere);
	3.2.2	has not agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium;
3.2.3
is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or agreement or arrangement for sharing commissions or other income;
3.2.4
has no branch, place of business or substantial assets outside England and Wales or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788, ICTA 1988) in any country outside the United Kingdom; and
3.2.5
save as otherwise disclosed pursuant to paragraphs 3.2.1 to 3.2.4, does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity.
3.3
The Vendors are not party to any agreement as between themselves or any sub-group thereof, including any shareholders' agreement regarding the Company, which would in any way affect the provisions of this Agreement.

4.	ACCOUNTS AND RECORDS
4.1	Accounts
	4.1.1	The copy of the Accounts annexed to the Disclosure Letter is a true and complete copy.
4.1.2
The Accounts were prepared under the historical cost convention and in accordance with the Companies Acts and Accounting Standards and accounting principles, policies and practices generally accepted at the date thereof in the United Kingdom ("UK GAAP") and are true and accurate in all material respects.
4.1.3
The Accounts were prepared on bases and in accordance with policies consistent with those adopted in preparing the audited accounts of the Company for the three financial periods preceding that ended on the Accounts Date and there has been no change in such policies in any of such accounting periods.
4.1.4
The Accounts show a true and fair view of the assets and liabilities and state of affairs of the Company in accordance with UK GAAP at the Accounts Date and of its profit or loss and cash flow for the period then ended.
4.2	Records
4.2.1
All the accounts, books, statutory books, registers, ledgers and financial and other records of the Company are in the possession of the Company and have been fully, properly and accurately kept and completed in all material respects.
	4.2.2	The accounting reference date of the Company has not at any time been any date other than 31 March.
4.3	Management Accounts
4.3.1
The Management Accounts have been properly prepared on a basis consistent with the Accounts in accordance with the accounting records of the Company and fairly present the assets and liabilities of the Company and of its profit or loss for the period covered thereby.
4.3.2
The LTM EBITDA has been properly calculated in accordance with the Accounts and Management Accounts of the Company and accurately states the EBITDA of the Company for the twelve month period ended 30 June 2000.
5.	POST-BALANCE SHEET DATE EVENTS
5.1	Since the Balance Sheet Date, the Company:
5.1.1
has carried on its Business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts prepared as at the Balance Sheet Date which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its Business;
5.1.2
has not experienced any material deterioration in its financial position or turnover or suffered any diminution of its assets by the wrongful act of any person and the value of its net assets is not materially less than the value of its net assets at the Balance Sheet Date and the Company has not had its Business or profitability materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses in the UK to a like extent and so far as the Vendors are aware there are no facts which are likely to give rise to any such effects;

5.1.3
has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;
5.1.4
has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;
5.1.5
has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before or on the date of this Agreement) any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income (not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business, income tax under the PAYE system and national insurance and social security contributions in respect of persons employed by it since the Balance Sheet Date and VAT in respect of taxable supplies made by it in the ordinary course of business since the Balance Sheet Date;
5.1.6
has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of £24,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid and has not paid any bonus, benefit or other emolument of employment to any present or former director, officer or employee of the Company other than in accordance with the terms of their respective employment agreement;
5.1.7
has not released any debts in whole or in part, has not written off debts in an amount exceeding £5,000 in the aggregate, and has not reduced the average number of days taken to collect debts owed to the Company;
5.1.8	has not entered into contracts involving capital expenditure in an amount exceeding £10,000 in the aggregate;
5.1.9	has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;
5.1.10	has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the Balance Sheet Date;
5.1.11
has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than four weeks and has not increased the average number of days taken to pay creditors of the Company;
5.1.12
has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or since the Balance Sheet Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date;
5.1.13
has not, otherwise than in the ordinary course of business, made or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company; and

	5.1.14	(including any class of its members) has not passed any resolution whether in general meeting or otherwise.
6.	TRANSACTIONS WITH THE VENDORS, DIRECTORS AND CONNECTED PERSONS
6.1	Loans and Debts
There is not outstanding:
	6.1.1	any Indebtedness owing by the Company to the Vendors or a Director or any Connected Person or owing to the Company by the Vendors or a Director or any Connected Person; or
	6.1.2	any guarantee or security for any such indebtedness or liability as aforesaid.
6.2	Arrangements with Connected Persons
6.2.1
There is not outstanding, any contract, lease, arrangement or understanding (whether legally enforceable or not) to which the Company is a party or by which it is bound and in which any Vendor, Director or former director of the Company or any Connected Person is or has been interested whether directly or indirectly.
	6.2.2	The Company is not a party to any contract, lease, or arrangement which is not entirely of an arm's length nature.
6.3	Competitive interests

No Vendor, Director, former director of the Company nor any Connected Person, either individually, collectively or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is competitive with any aspect of the Business save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services Act 1986) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than five per cent. (5%) of such class of securities.
6.4	Benefits
	6.4.1	No Connected Person or Director or former director of the Company is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company which has not been paid.
7.	FINANCE
7.1	Borrowings
7.1.1
Full and accurate details of all Indebtedness available to the Company and of the amounts outstanding are set out in the Disclosure Letter and so far as the Vendors are aware the Vendors have not done anything which might affect or prejudice the continuance of any of those facilities or give rise to an adverse alteration in their terms.
	7.1.2	The Company has no outstanding loan capital.
	7.1.3	The Company has not:
(a) incurred or agreed to incur any Indebtedness which it has not repaid or satisfied; or
(b) lent or agreed to lend any money which has not been repaid to it; or
(c) acquired the benefit of any Indebtedness, present or future.

	7.1.4	The Company is not party to nor has agreed to enter into or has any outstanding obligation under:
(a)
any loan agreement, debenture, bond, stock, acceptance or documentary credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or sale of receivables or factoring agreement or sale and lease back arrangement; or
(b) any other arrangement the purpose of which is to raise money or provide finance or credit (e.g. operating lease).
	7.1.5	The Company does not have nor operates any bank or similar accounts other than a current account with National Westminster Bank plc.
7.2	Guarantees and security
	7.2.1	The Company has not entered into or agreed to enter into any actual or contingent guarantee, indemnity, warranty, bond or other agreement to secure an obligation of another person.
	7.2.2	There is not outstanding any actual or contingent guarantee, indemnity, warranty, bond or other agreement given by any person to secure an obligation of the Company.
7.2.3
The Company has not agreed to create or grant nor has subsisting, over the whole or any part of its present or future revenues or assets, any encumbrance, mortgage, charge, pledge, lien or other adverse right of any description.
7.3	Debts owed to the Company
	7.3.1	Attached to the Disclosure Letter is a statement of aged debts of the Company as at 4 October 2000.
7.4	Grants
7.4.1
Full details of all grants made to the Company in the last six years have been disclosed. No act or transaction has been effected in consequence whereof the Company is or may be held liable to refund in whole or in part any investment grant, building grant, grant under the Local Employment Acts 1970 to 1972, grant under the Industry Acts 1971 to 1982, grant under the Industrial Development Act 1982 or loan received by virtue of any statute or in consequence whereof any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.
7.5	Indebtedness
	7.5.1	The Disclosure Letter sets out full details of the Indebtedness of the Company.
8.	PROPERTY
8.1	General
8.1.1
The Properties comprise all the land and premises controlled, used or occupied by the Company and all the rights or interests vested in the Company relating to any land and premises at the date hereof and the particulars set out in Schedule 3 are true and accurate and not misleading. The Company does not own any freehold or leasehold land or premises other than the Properties.

	8.1.2	The Company has not:
(a)
surrendered any lease, licence or tenancy to a landlord without first satisfying itself that such landlord had good title to accept such surrender and without receiving from the landlord an absolute release from all liability arising under such lease, licence or tenancy;
(b)
assigned, or otherwise disposed of, any lease, licence or tenancy without receiving a full and effective indemnity from the assignee or transferee in respect of its liability under such lease, licence or tenancy;
(c) been a guarantor of a tenant's liability under any lease, licence or tenancy; or
(d) assigned or otherwise disposed of any leasehold property in such a way that it retains any other residual liability in respect thereof.
	8.1.3	The Company has in its possession or unconditionally held to its order all the documents of title and other documents and papers relating to the Properties.
	8.1.4	The Properties, title deeds and documentation relating thereto, and all fixtures and fittings and plant, equipment and other chattels on the Properties, are not subject to any Encumbrance;
8.1.5
There are no disputes or outstanding notices which have been given to the Company (whether given by the licensor/landlord, a local authority or any other person) which adversely affect proper use and enjoyment of the Properties for the purpose of the Business or any other business now being carried on at the Properties by the Company.
	8.1.6	The Properties are not subject to the payment of any outgoings.
8.1.7
The Properties have the benefit of those easements and rights contained in the licence set out in Schedule 3 and the Company has the use and enjoyment of the Properties sufficient for the purposes of the Business now being carried on at the Properties by it.
8.2	Compliance with agreement
8.2.1
There are no material subsisting breaches or any material non-performance or observance of any covenant, condition or agreement contained in the lease, licence or other document under which the Properties are held whether on the part of the tenant/licensee the landlord/licensor or any other party or their respective predecessors in title.
8.3	Inferior licence
	8.3.1	The Company is in actual occupation of the Properties and no other person is or will be entitled to occupy or use any part of any of the Properties.
8.4	Statutory compliance/environmental issues
8.4.1
The Company is not in breach of and has not received notice of and is not aware of any allegation of breach of the requirements of any legislation concerning health, safety or environmental matters or any regulations, orders, notices or directions made under any of such legislation which in any such case affect the Properties or any property in the vicinity thereof or anything done thereon.
8.4.2
Where required, a fire certificate has been issued in respect of the Properties and the Properties comply in all respects with current fire regulations and the current requirements of the insurers of the Properties.

8.5	Condition and repair
(a) So far as the Vendors are aware, the Properties are in good and substantial repair and condition and no damage has been occasioned thereto during the Company's occupation thereof.
9.	ENVIRONMENTAL
9.1	In paragraph 9.2 the following words and expressions shall have the following meanings:

"Environment" means the environment generally including all of its physical and ecological aspects including, without limitation, air (including, without limitation, that within buildings or natural or man-made structures above or below ground); water (including, without limitation, the open sea, coastal or inland waters and ground waters, drains and sewers); and land, (including, without limitation, the seabed or river bed under any water as described above, surface land and sub-surface land);

"Environmental law" means any law relating to the Environment whether generated under the law of the United Kingdom, the European Community or arising from any common or customary law or legislation, and any order, rule, regulation, directive, statutory instrument, bye-law or any legislative measure under any of them; and
"Environmental Licence" means any governmental, statutory, local authority or other licence, approval, consent, permit or authorisation of whatever kind relating to Environmental law.
9.2
During its occupation by the Company, the Properties have been used, and the Business has been conducted, at all times in compliance with Environmental law and any Environmental Licence and the Company has not received any notice from any local authority or other official agency under any Environmental law regarding any damage to the Environment or violation of any Environmental law, whether actual, alleged or potential.
10.	OTHER ASSETS
10.1	Title

The Company has Legal and Beneficial Title to all assets of the Company which are included in the Accounts or have otherwise been represented as being the property of the Company or which were at the Balance Sheet Date used or held for the purposes of its Business and (except for assets disposed of or realised by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company and are sited within the United Kingdom and there has been no default by the Company in the performance or observance of any of the provisions thereof.
10.2	The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.
10.3	Encumbrances

The Company has Legal and Beneficial Title to all assets which have been acquired by the Company since the Balance Sheet Date and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement which has not been disclosed and in respect of any such Encumbrance, arrangement or agreement so disclosed there has been no default by the Company in the performance or observance of any of the provisions thereof.

10.4	Condition of assets

The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used by the Company in connection with the Business which have not been disposed of in the ordinary course of business:
	10.4.1	do not contravene any requirement or restriction having the force of law;
	10.4.2	are in reasonable repair and condition given their age and usage and are, given their age and usage, serviceable and in satisfactory working order; and
	10.4.3	are each capable of doing the work for which they are used.
10.5	Rental payments

Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Documents and have not been increased since the Balance Sheet Date and all such rentals are fully deductible by the Company for tax purposes.
11.	INSURANCE
11.1	Extent of Insurance

All the assets of the Company which are of an insurable nature are and have at all material times been fully insured to their full replacement value with a well established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the Company and the Company is and has at all material times been adequately covered against all legal liability and risks normally insured against by such companies.
11.2	Premiums and claims

Particulars of all policies of insurance of the Company now in force have been disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force. So far as the Vendors are aware, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased. There is no claim outstanding under any such policies and so far as the Vendors are aware there are no circumstances likely to give rise to a claim.
12.	LITIGATION AND COMPLIANCE
12.1
The Company is not engaged whether as plaintiff or defendant or otherwise in any legal action, tribunal or other proceedings or arbitration and the Company is not being prosecuted for any criminal offence and no such proceedings are pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.
12.2
To the knowledge of the Vendors, there is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Company including any which might form the basis of any criminal prosecution against the Company.
12.3	No injunction or order for specific performance has been granted against the Company.
12.4
There is no order, decree or judgment of any court or any governmental agency or regulatory body outstanding against the Company and no undertaking or assurance given to any court or governmental agency or regulatory body in relation to the Company is still in force and there is no dispute with any such court, agency or body.

12.5
The Company has complied with the provisions of the Companies Acts and all returns, resolutions and other documents which the Company is required by law to deliver to the Registrar of Companies or any other governmental or regulatory authority have been correctly completed and duly delivered.
12.6
No governmental or official investigation or enquiry concerning the Company is in progress or, so far as the Vendors are aware, threatened and there are no circumstances of which the Vendors are aware which are likely to give rise to any such investigation or enquiry.
13.	LICENCES
13.1
The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business in the manner in which the Business is now carried on including, without limitation under the Data Protection Act 1984 and 1998, and all such licences, permits, consents and authorities are valid and subsisting and the Vendors know of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and, so far as the Vendors are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.
13.2	Delegation of powers

There are in force no powers of attorney given by the Company other than to the holder of an encumbrance solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.
14.	EFFECT OF AGREEMENT
The acquisition of the Shares by the Purchaser or execution, delivery and performance of this Agreement and all documents in the agreed terms will not:
14.1	give rise to or cause to become exercisable any right of pre-emption relating to the Shares; or
14.2
relieve any person of any binding obligation to the Company or enable any such obligation or any right or benefit enjoyed by the Company to be terminated or legally entitle any person to exercise any right whether under an agreement with or otherwise in respect of the Company; or
14.3
conflict with, violate or result in a breach of or constitute a default under any written or oral agreement or arrangement to which the Company is a party, and any law, regulation, order, decree or judgment of any court or any governmental agency or regulatory body applicable to the Company, or any loan to or mortgage created by the Company or of its memorandum or articles of association; or
14.4
cause any written or (to the knowledge of the Vendors) oral agreement or arrangement between the Company and any other person to be terminated or modified or require any payment to be made to such other person (and no such agreement or arrangement includes any provision with respect to a change in the control, management or shareholders of the Company).
14.5
except for Indebtedness paid at Completion, result in any Indebtedness of the Company becoming due or capable of being declared due and payable before its stated maturity date, or cause the suspension of any credit; or
14.6	entitle any person to receive from the Company any finder's fee, brokerage or commission.

15.	MATERIAL CONTRACTS
15.1	Onerous Contracts

There are no long term contracts of an annualised value in excess of £5,000 (that is, contracts not terminable by the Company without penalty on 90 days' notice or less) or onerous or unusual contracts (that is, contracts for capital commitments or contracts differing from those necessitated by the ordinary course of business) binding upon the Company and no expenses or liabilities have been incurred before the date of this Agreement by the Company otherwise than for the purpose of the Company's Business.
15.2	Material Contracts

All contracts to which the Company is a party with a value in excess of £10,000 have been disclosed and the Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:
15.2.1
involves or is likely to involve the supply of goods or services by or to the Company the aggregate sales value of which will represent in excess of five per cent. (5%) of the turnover of the Company for the year ended on the Balance Sheet Date;
	15.2.2	requires the Company to pay any commission, finder's fee, royalty or the like; or
15.2.3
is in any way otherwise than in the ordinary and proper course of the Company's Business, including and without limitation, all contracts relating to the Company's participation in any joint ventures, partnerships and associations.
15.3	Performance of Contracts
15.3.1
The terms of all contracts of the Company have been complied with by the Company and by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by the Company or, so far as the Vendors are aware, by the other parties under any such contract.
	15.3.2	None of the contracts contain any change of control provisions or provisions having a similar effect.
15.3.3
So far as the Vendors are aware, there is no invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Company is a party and the Company has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.
16.	EMPLOYEES
16.1	Particulars of employees

The particulars shown in the schedule of employees comprised in the Disclosure Documents are true and show in respect of each Director, officer and employee of the Company his date of birth, the date on which he commenced continuous employment with the Company for the purposes of ERA and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive and bonus arrangements to which the Company is a party whether binding or not) and each Director, officer and employee of the Company is listed therein.

16.2	Service contracts
There is no contract of service in force between the Company and any of its Directors, officers or employees which is not terminable by the Company without compensation (other than any compensation payable under Parts X and XI, ERA) on one month's notice given at any time or otherwise in accordance with section 86, ERA. There are no consultancy or management services agreements in existence between the Company and any other person, firm or company. There are no outstanding pay negotiations with any employees or Trade Unions.
16.3	Benefits

There are no amounts owing to present or former directors, officers, employees or other workers of the Company other than not more than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer, employee or other worker of the Company, nor any dependant of any present or former director, officer, employee or other worker of the Company.
16.4	Liabilities and payments
Save to the extent (if any) to which provision or allowance has been made in the Accounts as at the Balance Sheet Date:
16.4.1
no liability has been incurred or is anticipated by the Company for breach of any contract of employment or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex or race discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services;
16.4.2
no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, officer or any dependant of any present or former director, officer or employee of the Company; and
	16.4.3	the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director, officer or employee of the Company.
16.5	Termination of employment
16.5.1
No present director, officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement and Completion will not entitle any employee to terminate his employment or trigger any entitlement to a severance payment or liquidated damages.
	16.5.2	The Company has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the
Central Arbitration Committee in respect of its employees.

16.6	Share and other schemes

The Company does not have in existence nor is it proposing to introduce, and none of its directors, officers or employees participate in (whether or not established by the Company) any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or the dependants of any of such persons or any scheme whereunder any present or former director, officer or employee of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, firm or company including any profit-related pay scheme established under Chapter III, Part V, ICTA 1988.
16.7	Disputes and claims
16.7.1
No dispute exists or can reasonably be anticipated between the Company and a material number or category of its employees or any Trade Union(s) and so far as the Vendors are aware there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee of the Company.
16.7.2
The Company has not had during the last three years any strike, work stoppages, slowdown or work-to-rule by its employees or lock-out, nor, so far as the Vendors are aware, is any anticipated, which has caused, or is likely to cause, the Company to be materially incapable of carrying on its business in the normal and ordinary course.
16.8	Transfer of undertakings

The Company has not been a party to any relevant transfer as defined in TUPE nor has the Company failed to comply with any duty to inform and consult any Trade Union under the said regulations within the period of one year preceding the date of this Agreement.
16.9	Agreements with Trade Unions
The Company is not a party to any agreement or arrangement with or commitment to any trade unions or staff association nor are any of its employees members of any trades union or staff association.
17.	PENSIONS

The Company has not announced any proposal to establish nor is it under any legal or moral liability or obligation to pay or contribute to any bonus, superannuation, retirement, pension, life assurance, death benefit, sickness or accident benefit schemes or arrangements or the like, or pay any gratuities, allowances or the like, to any of its employees or other persons engaged in the Business or their dependants, or persons formerly employed or engaged in the Business or their dependants, nor is the Company a party to any arrangements or promise to make or in the habit of making ex gratia or voluntary payments in relation to any such matters to any such persons.
18.	INTELLECTUAL PROPERTY
18.1	Ownership and rights
18.1.1
Parts 1 and 2 of Schedule 7 respectively contain particulars of all Registered Intellectual Property and any material Unregistered Intellectual Property (which, for the avoidance of doubt shall not include licences for non-bespoke applications or non-bespoke operating software) owned by the Company.

18.1.2
Other than as set out in Parts 3 and 4 of Schedule 7, the Company is the sole beneficial owner of all Relevant IP (excluding for this purpose licensed non-bespoke applications or non-bespoke operating software) other than the Customer Copyright.
18.1.3
The Company does not require any further Intellectual Property in relation to the development, manufacture, marketing or sale of its products or services or in relation to any of the processes employed in the Business.
18.2	Enforcement
18.2.1
So far as the Vendors are aware, the Registered Intellectual Property is valid and subsisting and none of the Registered Intellectual Property is the subject of outstanding or threatened disputes, claims or proceedings for cancellation, revocation, opposition, interference, rectification or contested ownership.
	18.2.2	No applications have been made by the Company to register any Relevant IP other than in respect of the Registered Intellectual Property.
	18.2.3	In respect of all Registered Intellectual Property, all renewal fees have been paid on time.
18.2.4
Except as necessary for the operation of the Business and subject to reasonable confidentiality obligations, all Know-How owned, used or exploited by the Company has been kept secret and confidential and has not been disclosed to third parties.
	18.2.5	Nothing has been done by the Company or any other person, to diminish or otherwise affect the reputation of unregistered Trade Marks owned, used or otherwise exploited by the Company.
18.3	Intellectual Property Agreements
18.3.1
The disclosure against warranty 18.3.1(a) in the Disclosure letter contains particulars of all Intellectual Property Agreements (other than those relating to licences for non-bespoke applications or non-bespoke operating software) whereby:
(a) the Company uses or exploits any Intellectual Property belonging to a third party other than in relation to Customer Copyright ("Licences In"); or
(b)
the Company has authorised or otherwise permitted by any use whatsoever of any Intellectual Property, or granted to any third party any right or interest in respect of any Intellectual Property other than Customer Copyright ("Licences Out").
	18.3.2	Save as set out in Parts 3 and 4 of Schedule 7, none of the Relevant IP owned by the Company has been charged, mortgaged, licensed or otherwise encumbered.
18.3.3
All Intellectual Property Agreements other than in relation to Customer Copyright are valid and binding and none has been the subject of any breach or default by the Company or, so far as the Vendors are aware, any other party, or of any event which with notice or lapse of time or both would constitute a default.
	18.3.4	There are no disputes, claims or proceedings arising out of or relating to the Intellectual Property Agreements.
	18.3.5	All Intellectual Property Agreements have been duly recorded or registered with the proper authorities whenever a requirement to do so exists.

18.4	Infringement
18.4.1
The Company has not infringed and does not infringe any Intellectual Property of a third party as a result of the Company's or exploitation of the Relevant IP, nor will such use or exploitation give rise to any infringement dispute, claims or proceedings against the Company.
18.4.2
There are not and have not been any disputes, claims or proceedings threatened or in existence in any court or tribunal in respect of any of the Relevant IP as such or in respect of any use or exploitation thereof by the Company.
	18.4.3	There has been and is no current infringement by any third party of any Relevant IP.
19.	INFORMATION TECHNOLOGY AND TELECOMMUNICATIONS
19.1	Identification and ownership
	19.1.1	All IT Systems and data are owned by the Company, and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company.
19.1.2
None of the IT Contracts has been the subject of any breach or default, or of any event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated or otherwise adversely affected by the transaction contemplated by this Agreement.
	19.1.3	The Company has not engaged any person or entity to develop any bespoke Software package.
	19.1.4	All of the IT Contracts are valid and binding.
19.2	Computer operation and maintenance
19.2.1
All IT Systems are in good working order, and have been and are being properly and regularly maintained and replaced and no part of the IT Systems has materially regularly failed to function at any time during the three years prior to the date hereof.
	19.2.2	So far as the Vendors are aware:
(a) it is not necessary or desirable (save in the normal course of business) to incur any further expenditure on the modification, development, expansion or replacement of the IT Systems; and
(b)
the Capex budget attached to the Disclosure Letter for the IT Systems is sufficient in order to satisfy the anticipated requirements of the Company with regard to data processing and communications during the period ending 30 June 2001.
19.2.3
So far as the Vendors are aware, no part of the IT Systems is or has been infected by any virus or other extraneously-induced malfunction, and so far as the Vendors are aware, no person has had unauthorised access to the IT Systems or any data stored thereon.
	19.2.4	All financial data processed using the IT Systems and/or the IT Services has been regularly archived on back up disk.
	19.2.5	The Company has taken all steps reasonably necessary to ensure that its Business can continue in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

20.	LEGISLATION
The Company is not in breach of and it has not received notice of and is not aware of, any allegation of breach of the requirements of any legislation which is applicable to it.

Part 2
Taxation Warranties

21.	TAXATION
21.1	General
	21.1.1	Notices and returns

All notices, returns, computations and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority.
	21.1.2	All information supplied by the Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.
	21.1.3	Payment of Tax due
All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion.
	21.1.4	Penalties or interest on Tax

The Company has not within the period of six years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA or any other Taxation Statute.
	21.1.5	Compliance with PAYE, national insurance contribution and Tax collection obligations
(a)
All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts due to be paid to the Inland Revenue prior to the date of this Agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.
(b) All deductions and payments required to be made under any Taxation Statute in respect of national insurance and social security contributions (including employer's contributions) have been so made.
(c)
All material payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company (if required by law to do so) has accounted to the Inland Revenue for the Tax so deducted.
(d) Proper records have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with.
(e) The Disclosure Documents contain details so far as they affect the Company of all current dispensations agreed with the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166, ICTA 1988.

	21.1.6	Investigations

The Company has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.
	21.1.7	Residence
The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it is incorporated.
	21.1.8	Tax provision

Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Balance Sheet Date, including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principles.
	21.1.9	Concessions and arrangements

The Company has not (other than P11D dispensations) any written agreement with any tax authority other than in the course of settling tax computation which has the affect that taxation is not payable in accordance with the relevant statutory provisions.
	21.1.10	Anti-avoidance provisions

The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation such that a Liability to Taxation may arise after Completion.
	21.1.11	Section 765, ICTA 1988

The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765, ICTA 1988 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2), ICTA 1988 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.
	21.1.12	Transactions requiring clearance or consent

All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations, and any transaction for which clearance or consent was obtained has been carried into effect only in accordance with the terms of the relevant clearance or consent.
	21.1.13	Calculation of Taxation liability

The Company has sufficient records relating to past events to permit calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Balance Sheet Date or acquired by the Company since that date but before Completion.

	21.1.14	Claims and disclaimers
The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.
	21.1.15	Outstanding claims, elections and appeals
The Disclosure Documents contain sufficient particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled:
(a) to make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute;
(b) to appeal against any assessment or determination relating to Taxation; to apply for a postponement of Taxation.
21.2	Corporation tax, including corporation tax on chargeable gains
	21.2.1	Base values and acquisition costs

If each of the capital assets of the Company was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts or, in the case of assets acquired since the Balance Sheet Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38, TCGA.
	21.2.2	Capital allowances

All capital expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings and on which capital allowances have been claimed, has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for writing-down allowances or industrial building allowances (as the case may be) under CAA and where appropriate notices have been given to the Inland Revenue under section 118, FA 1994.
	21.2.3	Leased assets

The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be under sections 53 or 55, CAA in respect of such assets.
	21.2.4	Finance leases
The Company is not a lessee under a lease to which the provisions of Schedule 12 to the FA 1997 apply or could apply.
	21.2.5	Short life assets
The Company has not made any election under section 37, CAA nor is it taken to have made such an election under section 37(8)(c), CAA.
	21.2.6	Long life assets

The Company does not own and has not owned a long life asset (within the meaning of section 38A, CAA) in respect of which any claim for capital allowances would be subject to the provisions of section 38E-38G, CAA.

21.2.7	Industrial buildings
None of the assets of the Company expenditure on which has qualified for a capital allowance under Part I, CAA has at any time been used otherwise than as an industrial building or structure.
21.2.8	Distributions
(a)
No distribution within the meaning of sections 209, 210 and 211, ICTA 1988 has been made (or will be deemed to have been made) by the Company during the six years immediately preceding the date of this Agreement, except dividends shown in its audited accounts and the Company is not bound to make any such distribution.
(b)
During the six years immediately preceding the date of this Agreement, no elections have been made pursuant to section 246A, ICTA 1988 in respect of any dividends nor has the Company made a distribution to which the provisions of paragraph 2 of Schedule 7, FA 1997 have been, or could be, applied.
(c)
During the six years immediately preceding the date of this Agreement, the Company has not received a dividend in respect of which the payer has made an election under section 246A, ICTA 1988 nor a distribution to which the provisions of paragraph 2 of Schedule 7, FA 1997 have been, or could be, applied.
21.2.9	Repayments of share capital

The Company has not any time during the six years immediately preceding the date of this Agreement, repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has the Company after that date capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI, ICTA 1988) or passed or agreed to pass any resolution to do so.
21.2.10	Demergers

During the six years immediately preceding the date of this Agreement, the Company has not been engaged in nor been a party to any of the transactions set out in sections 213 to 218 inclusive, ICTA 1988 nor has it made or received a chargeable payment as defined in section 218(1), ICTA 1988.
21.2.11	Issues of securities

During the six years immediately preceding the date of this Agreement, no securities (within the meaning of section 254(1), ICTA 1988) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either sections 209(2)(d), 209(2)(da) or 209(2)(e), ICTA 1988, nor has the Company agreed to issue such securities in such circumstances.
21.2.12	Capital distributions
During the six years immediately preceding the date of this Agreement, the Company has not received any capital distribution to which the provisions of section 189, TCGA could apply.

21.2.13	Land sold and leased back

During the six years immediately preceding the date of this Agreement, the Company has not entered into any transaction to which the provisions of section 779 or 780, ICTA 1988 have been or could be applied.
21.2.14	Non-deductible payments

No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 125, 338, 339,779 to 784 inclusive, 787 or 788, ICTA 1988 or any other statutory provision or otherwise.
21.2.15	Rent payable to connected persons
No rent is or has been payable by the Company to which the provisions of sections 33A and 33B, ICTA 1988 could have applied prior to their ceasing to have effect.
21.2.16	No unremittable income or gains
No claim has been made by the Company under sections 584, 585 or 723 ICTA 1988 or under section 279, TCGA.
21.2.17	Payments to directors, officers or employees

The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any Director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes whether up to or after Completion.
21.2.18	[Disallowance of trading losses and advance corporation tax carry forward

No change of ownership of the Company has taken place in circumstances such that section 768 (change in ownership of company: disallowance of trading losses) or section 245, ICTA 1988 (change in ownership of company: calculation and treatment of advance corporation tax) has or may be applied to deny relief for a loss or losses incurred by the Company and within the period of three years ending with the date of this Agreement there has been no major change in the nature or conduct of any trade or business (as defined in section 768 and section 245, ICTA 1988) carried on by the Company.]
21.2.19	Transfer pricing

The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, neither is or was the Company a party to any transaction or arrangements to which the provisions of section 770A and Schedule 28 AA, ICTA 1988 may apply and nor will the Company receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

21.2.20	Transactions not at arm's length
The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19, TCGA nor given or agreed to give any consideration to which section 128(1)(2), TCGA could apply.
21.2.21	Transactions between connected persons
No allowable loss has accrued to the Company to which section 18(3), TCGA will apply.
21.2.22	Chargeable debts

The Company is not owed a debt, other than a debt on a security, on the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 25(1), TCGA.
21.2.23	Relief for loans to traders and qualifying corporate bonds

No claim for relief has been allowed to the Company pursuant to sections 253 and 254, TCGA in respect of any loan and no chargeable gain has or is likely to arise pursuant to section 253 (5), (6), (7) or (8) or section 254 (9) or (10), TCGA.
21.2.24	Chargeable policies
The Company has not acquired benefits under any policy of assurance otherwise than as the original holder of legal and beneficial title.
21.2.25	Postponement of gains relating to-overseas trade
No claim or election affecting the Company has been made (or assumed to be made) under sections 140, 140C or 187 TCGA.
21.2.26	Depreciatory transactions
The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 30-34, TCGA.
21.2.27	Restriction of straightline growth

No asset owned by the Company is subject to a deemed disposal and re-acquisition under Schedule 2, TCGA " so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straightline growth.
21.2.28	Other claims made by the Company
The Company has made no claim during the six years preceding the date of this Agreement under any of the following:
(a) section 280, TCGA (tax on chargeable gains payable by instalments);
(b) section 24(2), TCGA (assets of negligible value);
(c) section 242(2), TCGA (small part disposals of land); or
(d) section 139, FA 1993 (deferral of unrealised exchange gains).
21.2.29	Gifts
The Company has not received any assets by way of gift as mentioned in section 282, TCGA and the Company has not held, and does not hold, shares in a company to which section 125, TCGA could apply.

21.2.30	Controlled foreign companies
No notice of the making of a direction under section 747, ICTA 1988 has been received by the Company.
21.2.31	Profit-related pay
No scheme registered under Chapter 111 of Part V, ICTA 1988 applies to the Company or any of its employees and no application for registration of a scheme so applying has been made.
21.2.32	Payment from pension funds
The Company has not received a payment out of funds held for the purposes of an exempt approved scheme in respect of which an amount is recoverable by the Inland Revenue under section 601, ICTA 1988.
21.2.33	Claims and elections
(a)
The Disclosure Documents contain full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248, TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets, and indicates which assets (if any) so affected would not on a disposal give rise to relief under Schedule 4, TCGA.
(b) The Disclosure Documents contain full particulars of elections made under
(i) Regulation 10 of The Exchange Gains and Losses (Alternative Method of Calculating of Gain or Loss) Regulations 1994 and whether or not such elections have been varied
(ii) Regulation 3 or 4 of The Local Currency Elections Regulations 1994 and such election is still valid.
21.2.34	Loan relationships
(a)
all interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81, FA 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter 11 of Part IV, FA 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.
(b)
The Disclosure Documents contain full particulars of any debtor relationship (within the meaning of section 103, FA 1996) of the Company which relates to a relevant discounted security (within the meaning of paragraph 3 of Schedule 13, FA 1996) to which paragraph 17 or 18 of Schedule 9, FA 1996 applies.
(c) The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9, FA 1996).
(d) The Disclosure Documents contain full particulars of:
(i)
any loan relationships to which the Company is a party to which paragraph 8 of Schedule 15, FA 1996 has applied or will apply on the occurrence of a relevant event (within the meaning of paragraph 8(2) of Schedule 15, FA 1996) ;

(ii) the amount of any deemed chargeable gain or deemed allowable loss that has arisen or will arise on the occurrence of such relevant event; and
(iii) any election made pursuant to paragraph 9 of Schedule 15, FA 1996.
(e) The Company has not entered into any transaction to which paragraph 11 of Schedule 9, FA 1996 applies.
21.3	Corporation tax—groups of companies
The Company is not, and has not been, for any purposes related to Taxation, a member of any group of companies.
21.4	Close companies
	21.4.1	Close company status
The Company has at all times been a close company within the meaning of sections 414 and 415, ICTA 1988.
	21.4.2	Close investment-holding company status
The Company has not in any accounting period beginning after 31st March, 1989 been a close investment-holding company as defined in section 13A, ICTA 1988.
	21.4.3	Distributions
No distribution within section 418, ICTA 1988 has ever been made by the Company.
	21.4.4	Loans to participators

Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422, ICTA 1988 have been disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.
21.5	Inheritance tax
	21.5.1	No transfers of value and associated operations

The Company has made no transfers of value within sections 94 and 202, ITA nor has the Company received a transfer of value such that liability might arise under section 199, ITA nor has the Company been party to associated operations in relation to a transfer of value as defined by section 268, ITA.
	21.5.2	Inland Revenue charge

There is no unsatisfied liability to inheritance tax attached to or attributable to the Shares or any asset of the Company and none of them are subject to an Inland Revenue charge as mentioned in section 237 and 238, ITA.
	21.5.3	Power of sale, mortgage or charge
No asset owned by the Company nor the Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212, ITA.
21.6	VAT
	21.6.1	Returns and payments
(a) The Company is a taxable person duly registered for the purposes of VAT.

(b)
The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59, 63 or 64, VATA nor been given a warning within section 76(2), VATA nor has the Company been required to give security under paragraph 4 of Schedule 11, VATA.
(c) VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.
21.6.2	Taxable supplies and input tax credit

All supplies made by the Company are taxable supplies and the Company has not been and will not be denied full credit for all input tax by reason of the operation of sections 25 and 26, VATA and regulations made thereunder or for any other reasons and no VAT paid by the Company is not input tax as defined in section 24, VATA and regulations made thereunder.
21.6.3	VAT groups

The Company is not and has not been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Customs & Excise under Schedule 9A, VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.
21.6.4	Transactions between connected persons

The Company has not been or agreed to be party to any transaction or arrangement in relation to which a direction has been or could be made under paragraph 1 of Schedule 6, VATA or to which paragraph 2(3A) of Schedule 10, VATA applied.
21.6.5	Charge to VAT as agent or representative
The Company is not and has not agreed to become liable for VAT by virtue of sections 47 and 48, VATA.
21.6.6	VAT and Properties

The Company or its relevant associate for the purposes of paragraph 3(7) of Schedule 10, VATA has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10, VATA) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Documents and:
(a) neither the Company nor its relevant associate has any intention or obligation to exercise such an election in respect of any other of the Properties;
(b)
all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10, VATA has been given and any permission required by paragraph 3(9) of Schedule 10, VATA has been properly obtained;
(c) a copy of the notification and of any permission obtained from H M Customs & Excise in connection with the election is included in the Disclosure Documents;

(d) no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of Schedule 10, VATA;
(e) in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable; and
(f) the Company has not agreed to refrain from making an election in relation to any of the Properties.
	21.6.7	Capital goods scheme

The Company does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.
	21.6.8	Bad debt relief
The Company has not made any claim for bad debt relief under section 36, VATA and details of any claim it could make have been disclosed.
	21.6.9	Self-billing

The Company has not entered into any self-billing arrangement in respect of supplies made by any other person nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.
21.7	Stamp duty
	21.7.1	Stamp duty

All stampable documents wheresoever executed (other than those which have ceased to have any legal effect) to which the Company is a party and which is a stampable document have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Since the Balance Sheet Date there have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on the Company.
	21.7.2	Stamp duty reserve tax

Since the Balance Sheet Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within section 87(1), FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

SCHEDULE 6

Completion

Part 1

On Completion, the Vendors shall deliver to the Purchaser as required by Clause 6.2:

1.
certificates from each of the banks at which the Company maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business two Business Days prior to Completion;

2.
the cash book balances of the Company as at Completion with statements reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the Company as shown by the certificates referred to in paragraph 1 above;

3.
the cheque books relating to all the bank accounts of the Company together with confirmation that no cheques have been written by the Company since preparation of the statements referred to in paragraph 2;

4.
evidence in the agreed terms that all debts and accounts (if any) between the Company and the Vendors and any Connected Person or Affiliate of any of the Vendors (of the other part) have been fully paid and settled above;

5.
the Tax Deed duly executed as a deed by each of the parties thereto other than the Purchaser;

6.
transfers of the Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominee(s) together with the original relevant share certificates in the names of such registered holders (or an indemnity in respect thereof in a form acceptable to the Purchaser);

7.
such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under Part 1 of this schedule has been executed) in the agreed terms to enable the Purchaser or its nominee(s) to be registered as the holders of the Shares;

8.
original certificates in respect of all issued shares in the capital of Sohonet Limited legally or beneficially owned by the Company (or an indemnity in respect thereof in a form acceptable to the Purchaser) and duly executed transfers of all such shares in Sohonet Limited as are held by any nominee or trustee for the Company in favour of such persons as the Purchaser shall direct;

9.
irrevocable powers of attorney in the agreed terms executed by each of the holders of the Shares in favour of the Purchaser or its nominee(s) to enable the beneficiary (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

10.
the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of the Company;

11.
the documents of title to the Properties;

12.
the written resignations in the agreed terms of those Directors specified by the Purchaser and the secretary or secretaries of the Company in the agreed form from their respective offices, such resignations to take effect from Completion;

13.
the written resignation of the auditors of the Company in the agreed terms to take effect from Completion containing the statements referred to in section 394(1), CA 85 that they consider there are no such circumstances as are mentioned in that section and confirming that they have deposited or shall deposit that statement in accordance with section 394(2), CA 85 at the respective registered offices of the Company;

14.
employment agreements in the agreed form, duly executed by Stephen John Clayton, Ronald Arthur Eagle, and Michael Henry Farrell;

15.
a deed of release in the agreed form from each secured creditor of the Company;

16.
evidence in a form satisfactory to the Purchaser of the amounts required to effect repayment of all amounts outstanding to the Company's credit providers in respect of their respective finance leases;

17.
assignments of intellectual property in the agreed form, duly executed by Stephen John Clayton, Ronald Arthur Eagle, Michael Henry Farrell, Graham John Papworth and Martin Hartas Armitage;

18.
detailed projections of anticipated Company statements of income and statements of cashflows for each of the 12 calendar months ending June 30, 2001 together with related balance sheets; and

19.
a legal opinion in form and substance satisfactory to the Purchaser from the Vendor's solicitors.

Part 2

On Completion, the Vendors shall cause a board meeting of the Company to be held at which:

1.
the said transfers of the Shares shall be passed for registration and registered (subject to the same being duly stamped, which shall be at the cost of the Purchaser);

2.
the resignations referred to in paragraphs 12 and 13 of Part 1 of this Schedule shall be tendered and accepted so as to take effect at the close of the meeting;

3.
persons nominated by the Purchaser (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors and appointed secretaries;

4.
all existing instructions and authorities to bankers shall be revoked and shall be replaced with alternative instructions, mandates and authorities in such form as the Purchaser may require;

5.
the registered office shall be changed as directed by the Purchaser;

6.
the accounting reference date shall be changed as directed by the Purchaser; and

7.
KPMG shall be appointed auditors; and

8.
service agreements in respect of Messrs. Farrell, Clayton and Eagle shall be approved.

SCHEDULE 7

Intellectual Property

Part 1

Registered Intellectual Property

[None]

Part 2

Material Unregistered Intellectual Property

Part 3

Licences—In

    See the disclosure against warranty 18.3.1(a) in the Disclosure Letter

Part 4

Licences—Out

    See the disclosure against warranty 18.3.1(a) in the Disclosure Letter

SCHEDULE 8

Estimated Indebtedness

SIGNED by Stephen John Clayton	)
SIGNED by Ronald Arthur Eagle	)
SIGNED by Michael Henry Farrell	)
SIGNED by Michael Henry Farrell as attorney for Diane Ellen Buck	)
SIGNED by Graham Charles Papworth	)
SIGNED by Graham Charles Papworth as attorney for Sybil Ellen Papworth))
SIGNED by Graham Charles Papworth as attorney for Edmund Charles Papworth	)
SIGNED by Graham Charles Papworth as attorney for Lucinda Jane Papworth	)
SIGNED by Graham Charles Papworth as attorney for Martin Hartas Armitage	)
SIGNED by ___________________ and	)
)
for and on behalf of	)
FOUR MEDIA COMPANY (UK) LIMITED	) )

Exhibit A
Invoices

Exhibit B
Form of Loan Note

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TABLE OF CONTENTS
SCHEDULE 1 The Vendors
SCHEDULE 2 Directors of the Company
SCHEDULE 3 Part 1 Leases
SCHEDULE 4 The Company
SCHEDULE 5 Part 1 General Warranties
Part 2 Taxation Warranties
SCHEDULE 6 Completion Part 1
Part 2
SCHEDULE 7 Intellectual Property
Part 1 Registered Intellectual Property [None]
Part 2 Material Unregistered Intellectual Property
Part 3 Licences—In
Part 4 Licences—Out
SCHEDULE 8 Estimated Indebtedness
Exhibit A Invoices
Exhibit B Form of Loan Note